                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 CIBER, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                             [LOGO OF CIBER, INC.]

                                   CIBER, Inc.
                         5251 DTC Parkway,  Suite 1400
                           Englewood, Colorado  80111

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD OCTOBER 23, 1997


TO THE SHAREHOLDERS OF CIBER, INC.:

NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Shareholders (the "Meeting") of CIBER, Inc., a Delaware corporation (the "Company"), will be held on Thursday, October 23, 1997 at 10:00 a.m. Mountain time, at the Hyatt Regency Tech Center, 7800 East Tufts Avenue, Denver, CO 80237, for the following purposes:

     (1) To elect two Class III Directors of the Company to serve for a term of three years, who will serve until their successors have been duly elected and qualified.

     (2) To approve an increase in the number of shares of common stock reserved for issuance pursuant to the Company's Equity Incentive Plan from 2,000,000 to 4,000,000.

     (3) To ratify the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending June 30, 1998.

     (4) To transact such other business as may properly come before the Meeting or any adjournment or postponements thereof.

     The foregoing items of business are more fully described in the accompanying Proxy Statement. The Board of Directors of the Company fixed the close of business on September 5, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and at any adjournment or postponement thereof. Consequently, only holders of the Company's common stock at the close of business on September 5, 1997 will be entitled to notice of and to vote at the Meeting. A complete list of shareholders entitled to vote at the Meeting will be available for examination during business hours by any shareholder, for purposes related to the Meeting, for a period of ten days prior to the Meeting at the Company's corporate offices at 5251 DTC Parkway, Suite 1400, Englewood, Colorado 80111.

     Whether or not you plan to attend the Meeting in person, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed envelope to ensure your representation at the Meeting. You are cordially invited to attend the Meeting and, if you do so, you may personally vote, regardless of whether you have signed a proxy.

By order of the Board of Directors




Bobby G. Stevenson
Chairman of the Board,
Chief Executive Officer and Secretary
Englewood, Colorado
September 19, 1997

                                   CIBER, INC.

                                 ---------------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                OCTOBER 23, 1997

                                 ---------------

     This Proxy Statement and the accompanying proxy card are being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the "Board") of CIBER, Inc., a Delaware corporation (the "Company"), to be used at the 1997 Annual Meeting of Shareholders of the Company (the "Meeting") to be held on Thursday, October 23, 1997 at 10:00 a.m. Mountain time, at the Hyatt Regency Tech Center, 7800 East Tufts Avenue, Denver, Colorado, and at any adjournment or postponement thereof. This Proxy Statement and the accompanying proxy card are first being mailed to the holders of record of the Company's common stock, $.01 par value per share (the "Common Stock"), on or about September 19, 1997.

     Shareholders of the Company represented at the Meeting will consider and vote upon (i) the election of two Class III Directors to serve on the Board until the 2000 Annual Meeting of Shareholders or until their successors have been duly elected and qualified, (ii) an increase in the number of shares of Common Stock reserved for issuance pursuant to the Company's Equity Incentive Plan from 2,000,000 to 4,000,000, (iii) the ratification of the appointment of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending June 30, 1998, and (iv) such other business as may properly come before the Meeting of any adjournment of adjournments thereof. The Company is not aware of any other business to be presented for consideration at the Meeting.

                     VOTING AND SOLICITATION OF PROXIES

     Only holders of record of the Common Stock at the close of business on September 5, 1997 (the "Record Date") will be entitled to notice of and to vote at the Meeting. As of the Record Date, 20,986,220 shares of Common Stock were outstanding. Each shareholder is entitled to one vote for each share of Common Stock held of record on the Record Date for each proposal submitted for shareholder consideration at the Meeting. The presence, in person or by proxy, of the holders of not less than one-third of the shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum for the conduct of business at the Meeting. The act of the majority of such quorum will be the act of the shareholders.

     All shares represented by properly executed proxies will, unless such proxies have previously been revoked, be voted at the Meeting in accordance with the directions on the proxies. A proxy may be revoked at any time prior to final tabulation of the votes. Shareholders may revoke proxies by written notice to the Secretary of the Company, by delivery of a proxy bearing a later date, or by personally appearing at the Meeting and casting a contrary vote. If no direction is indicated, the shares will be voted in favor of the Board of Directors' nominees for director, for the increase in the number of shares reserved for issuance pursuant to the Company's Equity Incentive Plan and for the ratification of KPMG Peat Marwick LLP as independent auditors, as listed in this Proxy Statement. The persons named in the proxies will have discretionary authority to vote all proxies with respect to additional matters that are properly presented for action at the Meeting.

     The executive officers and directors of the Company as a group own or may be deemed to control approximately 31% of the outstanding shares of Common Stock of the Company. Each of the executive officers and directors has indicated his intent to vote all shares of Common Stock owned or controlled by him in favor of each item set forth herein.

     The proxy solicitation is made by and on behalf of the Board of Directors. Solicitation of proxies for use at the Meeting may be made in person or by mail, telephone or telegram, by directors, officers and regular employees of the Company. Such persons will receive no additional compensation for any solicitation activities. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. The Company will bear the entire cost of solicitation of proxies, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional information furnished to shareholders.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

     Directors constituting one-third of the Board of Directors are elected each year for a three-year term at the Company's Annual Meeting of Shareholders or serve until their successors are duly elected by the shareholders. The terms of Messrs. Bobby G. Stevenson and Richard A. Montoni expire in 1997 (the "Class III Directors"); the terms of Messrs. James C. Spira and Roy L. Burger expire in 1998 (the "Class I Directors") and the terms of Messrs. Mac J. Slingerlend and James A. Rutherford expire in 1999 (the "Class II Directors"). The Board has nominated Messrs. Bobby G. Stevenson and Richard A. Montoni to serve for three-year terms to expire at the 2000 Annual Meeting of Shareholders or until their successors are elected and qualified. Vacancies on the Board may be filled by the affirmative vote of a majority of the remaining directors then in office. A director elected to fill a vacancy (including a vacancy created by an increase in the Board of Directors) shall serve for the remainder of the full term of the new directorship or of the class of directors in which the vacancy occurred. Officers are elected by and serve at the discretion of the Board.

     Shares represented by all proxies received by the Board and not marked so as to withhold authority to vote for Messrs. Bobby G. Stevenson and Richard A. Montoni will be voted for the election of Messrs. Bobby G. Stevenson and Richard
A. Montoni. If any of the nominees is unavailable or unwilling to serve as director, persons named in the proxy intend to cast votes for which they hold proxies in favor of the election of such other person as the Board of Directors may designate. The Board of Directors knows of no reason why either Mr. Bobby
G. Stevenson or Mr. Richard A. Montoni should be unable or unwilling to serve on the Board. See "Directors and Executive Officers" below for biographical information on the person nominated as a director.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES

                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the Company's directors and executive officers, their ages, positions and offices currently held with the Company, the year elected as director or appointment as officer and Class of directorship or director nominee. For information about the ownership of the Company's voting securities held by each director, director nominee or executive officer, see "Security Ownership of Certain Beneficial Owners and Management."

                                                              SERVED AS
                                                              OFFICER OR
                                                               DIRECTOR
       NAME              AGE       POSITIONS                    SINCE        CLASS
-------------------------------------------------------------------------------------
Bobby G. Stevenson       55   Chairman, Chief Executive          1974       Class III
                              Officer, Secretary and
                              Founder

Mac J. Slingerlend       50   President, Chief Operating         1989       Class II
                              Officer, Treasurer and
                              Director

Richard A. Montoni       46   Executive Vice President,          1996       Class III
                              Chief Financial Officer and
                              Director

Lawrence D. Greenwood    46   Senior Vice President;             1996           -
                              President/Solutions Consulting
                              Group

William E. Storrison     38   Senior Vice President;             1992           -
                              President/CIBER Information
                              Services Division

John B. Maitland, Jr.    54   Vice President; President of       1995           -
                              Business Information Technology,
                              Inc. ("BIT")

James A. Rutherford      51   Director                           1994       Class II

James C. Spira           54   Director                           1994       Class I

Roy L. Burger            42   Director                           1995       Class I


     BOBBY G. STEVENSON. Mr. Stevenson is Chairman of the Board of Directors, Chief Executive Officer, Secretary and one of the original three founders of the Company. Mr. Stevenson was Vice President in charge of recruiting and management of the technical staff from 1974 until November 1977 when he became Chief Executive Officer. He has been responsible for all operations of the Company since 1977.

     MAC J. SLINGERLEND. Mr. Slingerlend joined the Company in January 1989 as Executive Vice President/Chief Financial Officer, became Treasurer and a director in 1994 and President and Chief Operating Officer in 1996. Prior to joining the Company, Mr. Slingerlend spent 15 years in the banking industry, primarily as a commercial lender, and five years in corporate financial positions in the cable television and hospitality industries.

     RICHARD A. MONTONI. Mr. Montoni has been the Company's Executive Vice President/Chief Financial Officer and a director since October 1996. Prior to joining the Company, Mr. Montoni was a partner with KPMG Peat Marwick LLP, where he worked for over 20 years with companies in the high technology, manufacturing, merchandising and distribution industries. Mr. Montoni is a member of the American Institute of Certified Public Accountants and the Colorado Society of Certified Public Accountants.

     LAWRENCE D. GREENWOOD. Mr. Greenwood has been President of the Company's Solutions Consulting Group since August 1997. Mr. Greenwood joined CIBER as Vice President in 1996 when Spectrum Technology Group, Inc. ("Spectrum") merged into the Company. Mr. Greenwood was a co-founder of Spectrum in 1979 and served as its President when the merger occurred.

     WILLIAM E. STORRISON. Mr. Storrison has been President of the CIBER Information Services Division since 1996. Mr. Storrison was Senior Vice President/Operations of the Company from 1994 to 1996 and, from 1992 to 1994, served as the Company's Vice President/Eastern Operations. Mr. Storrison has been with the Company since 1987 and was previously Branch Manager and Regional Vice President of several of the Company's eastern branch offices.

     JOHN B. MAITLAND, JR.. Mr. Maitland joined the Company in 1995 as Vice President and President of BIT when BIT merged with the Company. Mr.
Maitland is responsible for the strategic initiatives, organizational development, business growth and overall profitability of BIT. From 1969 to 1981, Mr. Maitland held several positions in management and consulting, lastly as Consulting Manager and Director of Consulting at Integral Systems, Inc., a human resource management systems and financial software producer and consulting firm. In 1981, Mr. Maitland co-founded BIT and became its Executive Vice President and Chief Operating Officer. In 1987, he was promoted to President and Chief Executive Officer of BIT.

     JAMES A. RUTHERFORD. Mr. Rutherford has been a director of the Company since February 1994. He is currently a managing director of Wingset Investments Ltd., a private venture capital company located in New Albany, Ohio. Prior to forming Wingset in 1995, Mr. Rutherford was one of the founders of Goal Systems International Inc., serving in various executive positions including Chief Executive Officer and as a director from its incorporation in 1977 until its sale in 1992. Mr. Rutherford is also a trustee of Case Western Reserve University and a director of Symix Systems, Inc., Columbus, Ohio, as well as several private corporations.

     JAMES C. SPIRA.   Mr. Spira has been a director of the Company since
September 1994. Since 1995, he has been managing partner with Chicago, Illinois based Diamond Technology Partners, Inc., a management consulting firm providing program management services to design and deploy technology-enabled business strategies. From 1991 to 1995, Mr. Spira was Group Vice President of The Tranzonic Companies, a Cleveland-based holding company. From 1974 through 1991, Mr. Spira was founder, President and Chief Executive Officer of Cleveland Consulting Associates, an operations and systems management consulting firm doing business with large multi-national companies.

     ROY L. BURGER. Mr. Burger has been a director of the Company since November 1995. Mr. Burger has approximately 20 years of experience in the equipment leasing and finance industry and has arranged the financing of more than $1.5 billion of equipment. Mr. Burger currently serves as Chairman and Chief Executive Officer of Boulder Capital Group, a company founded by him in 1986 that specializes in equipment leasing.

BOARD COMMITTEES AND MEETINGS

     The Board of Directors met four times during the Company's 1997 fiscal year. Five of the directors participated in each of the board meetings and committee meetings (of which such director was a member) held during fiscal 1997; one of the directors was unable to attend one meeting. The Board has an Audit Committee and a Compensation Committee, but does not have a Nominating Committee or any committee performing a similar function.

     COMPENSATION COMMITTEE. The principal responsibilities of the Compensation Committee are the administration and grant of awards under the Employees' Plan and the Stock Purchase Plan (each as defined below), as well as the recommendation of annual salaries for senior management to the Company's Board of Directors. The current members of the Compensation Committee are Messrs. Rutherford, Spira and Burger. The Compensation Committee met once in fiscal 1997.

     AUDIT COMMITTEE. The principal responsibilities of the Audit Committee are to meet periodically with representatives of the Company's independent auditors to review the general scope of audit coverage, including consideration of the Company's accounting practices and procedures and system of internal accounting controls, and to review any transactions that may involve a conflict of interest, and to report to the Board with respect thereto. The Audit Committee also recommends to the Board of Directors the appointment of the Company's independent auditors. The current members of the Audit Committee are Messrs. Rutherford, Spira and Burger. The Audit Committee met once in fiscal 1997.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, executive officers and persons who beneficially own greater than 10% of a registered class of the Company's equity securities to file initial reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission (the "Commission"), New York Stock Exchange and the Company. Based solely upon its review of copies of the Section 16(a) reports the Company has received and written representations from certain reporting persons, the Company believes that during its fiscal year ended June 30, 1997, all of its directors, executive officers and greater than 10% beneficial owners were in compliance with their filing requirements.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding beneficial ownership of the Company's Common Stock at September 5, 1997, and stock options exercisable for shares of Common Stock within sixty days of such date, held by
(i) each person or group of persons known by the Company to own beneficially more than five percent (5%) of the outstanding Common Stock, (ii) each director and nominee for director of the Company, (iii) each Named Executive Officer (as defined under "Executive Compensation" below) and (iv) all executive officers and directors of the Company as a group. All information is taken from or based upon ownership filings made by such persons with the Commission or upon information provided by such persons to the Company. Unless otherwise indicated, the shareholders listed below have sole voting and investment power with respect to the shares reported as owned.

            NAME OF                       AMOUNT AND NATURE OF   PERCENT OF
       BENEFICIAL OWNER                   BENEFICIAL OWNERSHIP     CLASS
       ----------------                   --------------------   ----------
     Bobby G. Stevenson(1)                     6,094,544             29%
     Mac J. Slingerlend(2)                       430,287              2%
     Richard A. Montoni(3)                         9,904               *
     John B. Maitland, Jr.(4)                     13,909               *
     William E. Storrison(5)                      80,835               *
     James A. Rutherford(6)                       24,371               *
     James C. Spira(6)                            14,291               *
     Roy L. Burger(6)                              5,371               *
                                               ---------              --
     All directors and executive
     officers as a group (8 persons)(7)        6,673,512             31%
                                               ---------              --
                                               ---------              --

     ------------------------
     *less than 1%


(1) The address of Mr. Stevenson is c/o CIBER, Inc., 5251 DTC Parkway, Suite 1400, Englewood, CO 80111. Includes shares held by the Bobby G. Stevenson Revocable Trust, of which Mr. Stevenson is the settlor, trustee and beneficiary and options to purchase 60,000 shares of Common Stock. Excludes 94,700 shares of Common Stock held in the Irrevocable First Stevenson Charitable Remainder Unitrust, of which shares Mr. Stevenson disclaims beneficial ownership.
(2) Includes options to purchase 416,667 shares of Common Stock.
(3) Includes options to purchase 9,804 shares of Common Stock.
(4) Includes shares currently held by John B. Maitland, Jr. and by the John B. Maitland, Jr. Trust, of which Mr. Maitland is the settlor, trustee and beneficiary and includes options to purchase 13,334 shares of Common Stock.
(5) Includes options to purchase 78,125 shares of Common Stock.
(6) Includes options to purchase 14,000, 14,000 and 5,000 shares of Common Stock for Messrs. Rutherford, Spira and Burger, respectively.
(7) Includes options to purchase 610,930 shares of Common Stock.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS

     On August 6, 1996, the Board of Directors resolved to issue shares of Common Stock in lieu of cash to each non-employee director, the value of which shares would equal approximately $2,500 for each meeting attended. All non-employee directors are reimbursed for their expenses in attending board and committee meetings. These directors also receive stock options under the Non-employee Directors' Stock Option Plan for serving on the Board of Directors. Employee directors do not receive any cash compensation for serving on the Board of Directors.

     Under the terms of the Non-employee Directors' Stock Option Plan (the "Director' Plan"), the Company may grant to non-employee directors awards of stock options. The Directors' Plan provides for an initial authorization of 100,000 shares of Common Stock and is administered by the Board of Directors. Each option granted under the Directors' Plan expires ten years from the date of grant. The Director's Plan provides for an initial grant of options to purchase 10,000 shares of Common Stock to each non-employee director when such director takes office, which options vest in equal annual installments over two years. Additionally, after each year of service, each non-employee director receives a grant of options to purchase 2,000 shares of Common Stock; such options vest one year after the date of grant.

COMPENSATION COMMITTEE INTERLOCKS

     There were no Compensation Committee Interlocks existing in fiscal 1997.

EXECUTIVE COMPENSATION

     The following table sets forth compensation information with respect to Mr. Stevenson, the Company's Chief Executive Officer, and the Company's four most highly paid executive officers with annual compensation in excess of $100,000 (the "Named Executive Officers"), for services rendered for the fiscal years ended June 30, 1997, 1996 and 1995. See "Employment Agreements."


                          SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                          ANNUAL COMPENSATION        COMPENSATION
                            -------------------------------------------------------
                                                                       Securities     All Other
    Name and                 Fiscal                                   Underlying     Compensation
Principal Position            Year      Salary ($)      Bonus ($)     Options (#)         ($)(1)
------------------           ------     ----------      ---------     -----------    ------------
Bobby G. Stevenson            1997        330,000        117,885             --          4,481
Chairman, Chief               1996        315,000         34,134             --          5,041
Executive Officer,            1995        300,000         93,000             --          5,987
and Secretary

Mac J. Slingerlend            1997        300,000        140,000         10,000          7,163
President, Chief              1996        230,000         82,654         20,000          8,442
Operating Officer             1995        200,000         73,500             --          7,470
and Treasurer

Richard A. Montoni            1997        163,461        100,000         50,000          3,228
Executive Vice                1996             --             --             --             --
President, Chief              1995             --             --             --             --
Financial Officer

John B. Maitland, Jr.         1997        225,000        127,805         10,000          4,363
Vice President,               1996        225,000         53,004         50,000          6,075
President of                  1995             --             --             --             --
Business Information
Technology, Inc.

William E. Storrison          1997        200,000        131,049         20,000          5,032
Senior Vice President,        1996        150,000         41,780         20,000          4,989
President/CIBER               1995        125,000         90,000         30,000          5,255
Information
Services Division

--------------------
(1) Consists of amounts contributed by the Company under the Company's 401(k) Savings Plan and life insurance premiums paid by the Company. Savings Plan contributions were $4,123, $4,781 and $5,237 for Mr. Stevenson and $4,175, $5,538 and $5,470 for Mr. Slingerlend for the years ended June 30, 1997, 1996 and 1995, respectively. Savings Plan contributions were $1,250 for the year ended June 30, 1997 for Mr. Montoni. Savings Plan contributions were $3,850 and $6,075 for Mr. Maitland for the years ended June 30, 1997 and 1996, respectively. Savings Plan contributions were $4,674, $4,723 and $5,080 for Mr. Storrison for the years ended June 30, 1997, 1996 and 1995, respectively. The remaining amounts represent life insurance premiums.

OPTION GRANTS IN THE LAST FISCAL YEAR

     The following table sets forth information regarding options granted to the Named Executive Officers during the fiscal year ended June 30, 1997.

                                                                                 POTENTIAL REALIZABLE VALUE
                                                                                 AT ASSUMED ANNUAL RATES OF
                                      PERCENT OF                                STOCK PRICE APPRECIATION FOR
                          NUMBER OF     TOTAL                                         OPTION TERM(1)
                         SECURITIES    OPTIONS                                  ----------------------------
                         UNDERLYING   GRANTED TO   EXERCISE OR
                           OPTIONS   EMPLOYEES IN   BASE PRICE    EXPIRATION
      NAME                 GRANTED   FISCAL YEAR     ($/SHARE)        DATE         5%($)         10%($)
    --------             ----------  ------------  -----------    ----------       -----         ------
Bobby G. Stevenson           --           --            --           --              --             --
Mac J. Slingerlend(2)      10,000          2%         $22.00       7 / 2006        138,357        350,623
Richard A. Montoni(3)      50,000         10%         $34.00      10 / 2006      1,069,121      2,709,362
John B. Maitland, Jr.(2)   10,000          2%         $22.00       7 / 2006        138,357        350,623
William E. Storrison(2)    20,000          4%         $22.00       7 / 2006        276,714        701,247


(1) Amounts reflect certain assumed rates of appreciation set forth in the Commission's executive compensation disclosure rules. Actual gains, if any, on stock option exercises will depend on future performance of the Common Stock. No assurance can be made that the amounts reflected in these columns will be achieved.

(2) Options were granted on July 1, 1996. The options vest and are exercisable in equal installments over three years commencing July 1, 1997.

(3) Options were granted October 30, 1996. Options for 20,590 vest and are exercisable in equal installments over three years commencing October 30, 1997 and options for 29,410 vest and are exercisable in equal installments over ten years commencing October 30, 1997.

OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information concerning outstanding options held by the Named Executive Officers during the fiscal year ended June 30, 1997

                                                         NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                           SHARES                       UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                          ACQUIRED        VALUE       OPTIONS AT FISCAL YEAR END (#)     FISCAL YEAR END($)
       NAME            ON EXERCISE (#)  REALIZED ($)    EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
     --------          ---------------  ------------  ------------------------------  -------------------------
Bobby G. Stevenson             --               --          60,000 / 40,000              1,787,250 / 1,191,500

Mac J. Slingerlend         50,000        1,950,775         406,666 / 23,334            13,657,927 /    459,392

Richard A. Montoni             --               --              -- / 50,000                 --  /        9,375

John B. Maitland, Jr.      10,000          208,750              -- / 50,000                    --  / 1,134,375

William E. Storrison       93,312        3,187,437          98,353 / 43,333             3,135,224 /    878,742


EMPLOYMENT AGREEMENTS

     The Company has employment agreements with each of its Named Executive Officers. Except in the case of John Maitland, whose employment agreement was entered into in conjunction with the merger with BIT, each employment agreement has a term of one year and is annually renewable. In the case of Mr. Maitland, the initial term is through June 30, 1998 and is annually renewable for one-year terms thereafter, however, employment is not guaranteed for such three year period ending June 1998. Each employment agreement provides that an officer's compensation will include a base salary and a bonus. In the event that any officer's employment is terminated upon a change of control of the Company, upon death or disability of the officer or without cause, such officer will be entitled to a severance payment. In the event of termination upon a change of control of the Company or other than for cause by the Company, the severance payment due the Chief Executive Officer is equal to three times his base salary, with such amounts payable in equal installments over a period of 36 months following termination. In the event of death of the Chief Executive Officer, the payment is equal to one-half of such officer's base salary, with such amount payable in equal installments over a period of 24 months. The severance payment for each other officer (other than Mr. Montoni, who is discussed below) in the event of termination upon a change in control of the Company, other than for cause by the Company or in the event of death of such officer, is equal to one-half of such officer's base salary, with such amounts payable in equal installments over a period of 24 months following termination (other than Mr. Storrison, whose severance payment in the event of death will be paid over a period of 12 months). In addition, in the event of termination upon a change of control of the Company, other than for cause by the Company, voluntary termination, or termination for disability, Mr. Maitland would be entitled to an additional lump sum payment of $25,000 if such termination occurred before June 30, 1998. In the event of termination of an executive officer upon a change of control of the Company, other than for cause by the Company or in the event of disability, the Company will pay such officer's medical, life and disability premiums for the first 12 months following termination. For fiscal 1998, the base salaries of Messrs. Stevenson, Slingerlend, Storrison and Maitland are $400,000, $300,000, $225,000 and $240,000, respectively.

     Effective November 1, 1996, the Company employed Richard A. Montoni as its Executive Vice President and Chief Financial Officer. The initial term of employment terminates on June 30, 1998 and will be automatically renewable for one year periods thereafter. Mr. Montoni's base salary and bonus for fiscal 1997 was $325,000. Mr. Montoni was also paid a $25,000 signing bonus. For fiscal 1998, Mr. Montoni will be paid a base salary of $250,000 and will be entitled to an annual bonus of one percent (1%) of the increase in the Company's net income from the prior year's net income. In the event of a termination upon a change of control of the Company, Mr. Montoni will receive a severance payment equal to his base salary for an additional two years plus an amount equal to his bonus for the two years preceding the termination. In the event of a termination other than for cause, Mr. Montoni will receive a severance payment of his base salary for an additional year.

LONG-TERM DEFERRED COMPENSATION PLAN

     The Company has agreed to make certain post-employment payments to Mr. Slingerlend, or his designated beneficiary except in the event of a term for cause. The payments will be made for 15 years after Mr. Slingerlend's termination of employment with the Company and will range from $40,000 to $100,000 annually, based on Mr. Slingerlend's age at the time of termination of employment. The benefits are also subject to certain vesting provisions.
     The Company has agreed to make certain post-employment payments to Mr. Montoni or his designated beneficiary except in the event of a termination for cause. The payments will be made for 15 years after Mr. Montoni's termination of employment with the Company and will range from $30,000 to $75,000 annually, based on the date of termination of employment. The benefits are also subject to certain vesting provisions.

THE COMPENSATION COMMITTEE REPORT

COMPENSATION POLICIES

     The Compensation Committee (the "Committee") of the Board of Directors consists of its independent non-employee directors. The purpose of the Committee is to develop policies and make specific recommendations with respect to the compensation of the Company's executive officers, with the objective that a fair relationship exists between executive pay and the creation of shareholder value.

     The Committee, among other things, considers the performance of the Company's operations, compensation of executive officers of competitors, salary surveys of industry related positions, the salary history of the particular officer and other compensation in place, including stock option awards. There is no singular objective formula by which compensation is determined and the decisions are ultimately subjective.

FISCAL 1997 COMPENSATION

     With respect to the Company's chief executive officer and the other Named Executive Officers, the Committee focused principally upon establishing appropriate base salary and incentive compensation. The chief executive officer and each of the other Named Executive Officers are parties to employment agreements with the Company that provide for base salary increases and bonuses at stipulated performance levels for Messrs. Stevenson, Slingerlend, Montoni, Maitland and Storrison. The base salary and bonuses granted the chief executive officer and the other Named Executive Officers with respect to fiscal 1997 are consistent with the Committee's objectives.

     The Company has periodically granted stock options in order to provide certain of its executives with a competitive total compensation package and reward them for their contribution to the Company's long-term performance, as well as to align a portion of their compensation with the market value of the Common Stock. Mr. Stevenson has a substantial share holding interest in the Company and was granted options in fiscal 1994. During fiscal 1997, stock options were granted to Messrs. Slingerlend, Montoni, Maitland and Storrison and to other members of management based upon their actual and potential contributions to the Company.






                                      Compensation Committee
                                      James A. Rutherford
                                      James C. Spira
                                      Roy L. Burger

PERFORMANCE GRAPH

     The following graph provides a comparison of the 39 month cumulative total return* among CIBER, Inc., the Nasdaq Stock Market (U.S.) Index, the Russell 2000 Index, the Nasdaq Computer & Data Processing Index and the S & P MidCap 400 Index.



                                    [PERFORMANCE GRAPH]




* $100 invested on March 17, 1994 in the Company's Common Stock, Nasdaq Stock Market (U.S.) and Nasdaq Computer & Data Processing or on February 28, 1998 in other indices including reinvestment of dividends. Fiscal year ended June 30.

   Corresponding index value and Common Stock price values are given below:

                                       3/17/94   6/30/94   6/30/95   6/30/96    6/30/97
                                       -------   -------   -------   -------    -------
CIBER, Inc.                              $100       104       212       525       816
Nasdaq Stock Market (U.S.)                100        88       118       151       184
Russell 2000                              100        91       109       135       158
Nasdaq Computer & Data
   Processing                             100        89       146       194       245
S & P MidCap 400                          100        92       112       137       169

CIBER, Inc. Closing Stock Price(1)     $4.188     4.375     8.875    22.000    34.188


(1) The Company's Common Stock has been listed on the New York Stock Exchange under the symbol "CBR" since June 19, 1997 and was, prior to that date, traded on the Nasdaq National Market.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Bobby G. Stevenson, the Company's largest shareholder, Chief Executive Officer and Chairman, Mac J. Slingerlend, the Company's President and Chief Operating Officer, and Prasong Suvarnasorn, an officer of the Company, directly and through their children, owned 85% of CIBER Network Services, Inc. ("CNSI"), which commenced operations in July 1992. CNSI is engaged in the computer network integration business, which business includes the procurement of computer hardware and the installation of local and wide area computer networks and related services. On December 2, 1996, the Company acquired CNSI for consideration of approximately $3.7 million, consisting of 68,631 shares of Common Stock and approximately $1.2 million in cash. In addition, the Company assumed net liabilities of approximately $800,000, resulting in a total purchase price of approximately $4.5 million. Approximately $898,000 was paid by the Company at closing to Bobby G. Stevenson and members of his family for a debt owed to them by CNSI. The acquisition was approved by a majority of the disinterested board members of the Company, with Mr. Stevenson and Mr. Slingerlend abstaining, after full disclosure by Mr. Stevenson, Mr. Slingerlend and Mr. Suvarnasorn of their respective interests in CNSI and the interests of their families. In determining the purchase price of the transaction, the Board
relied, in part, on independent valuations.   Mr. Stevenson owned 10% of CNSI
and received $375,000 in cash upon the sale and he and members of his family were repaid approximately $898,000 for an outstanding obligation owed to them by CNSI. Mr. Slingerlend and members of his family owned, collectively, 60% of CNSI and received 39,166 shares of Common Stock and $784,024 in cash upon the sale. Mr. Suvarnasorn and his family owned, collectively, 15% of CNSI and received 15,332 shares of Common Stock. Additionally, the terms of purchase provide for contingent consideration of up to $2.6 million if CNSI achieves certain performance objectives in each of the 12 month periods ending October 31, 1997, 1998 and 1999. Any contingent consideration earned will be payable at the sellers' option, in Common Stock (at the then prevailing market price for Common Stock) or in cash. The contingent consideration, if earned, will be paid to the sellers in accordance with their historical percentage ownership interest in CNSI. In order to increase the likelihood that the contingent consideration would be earned, the Company agreed to establish a management compensation plan for the five CNSI managers (who were also shareholders of CNSI), pursuant to which such managers could earn additional compensation for meeting or exceeding the revenue and earnings' thresholds that trigger payment of the contingent consideration.

     The Company was a guarantor on a $3.0 million inventory purchase line of credit with AT&T Capital Corporation to CNSI. In connection with the acquisition, the Company assumed CNSI's liability under this line of credit which had an outstanding balance of approximately $1.1 million at December 2, 1996. Messrs. Stevenson and Slingerlend had guaranteed this line of credit and indemnified the Company against losses that could have been incurred as a result of its guaranty. These personal guaranties were released at the closing of the purchase of CNSI. In addition, CNSI had a $2.5 million bank line of credit with UMB Bank Colorado. This line of credit was secured by Mr. Stevenson's pledge of 250,000 shares of Common Stock. These shares were released by the bank upon the sale of CNSI to the Company and were returned to Mr. Stevenson.

     During the years ended June 30, 1995 and 1996 and for the period from July 1, 1996 to December 2, 1996, the Company purchased from CNSI several local area networks and various computer equipment and software for approximately $268,000, $923,000 and $558,000, respectively. In addition, from January 1994 to December 2, 1996, the Company provided accounting and other administrative services to CNSI at a monthly cost of $2,500.

             PROPOSAL 2 - AMENDMENT TO THE EQUITY INCENTIVE PLAN

     The demand for skilled information technology consultants has increased significantly in recent years and management expects this trend to continue. As an integral element of the Company's approach to attracting, motivating and retaining employees in such a competitive labor market, it has issued and plans to continue to issue Common Stock based incentives, primarily stock options, to employees. In addition, management believes additional options to purchase Common Stock will be required for issuance to employees of companies that may be merged with or acquired by the Company in the future, in part to replace existing options of merged or acquired companies that may exist. As of September 5, 1997, the Company had 223,761 options available for future issuance under its Equity Incentive Plan (the "Employees' Plan"). Therefore, to ensure the continued availability of the Employees' Plan to attract, motivate and retain employees, on August 5, 1997, the Board of Directors approved an amendment to the Employees' Plan to increase the number of shares of Common Stock reserved for issuance thereunder from 2,000,000 shares to 4,000,000 shares, subject to the approval by the Company's shareholders at the Meeting. Assuming no unusual matter to the contrary (such as a significant business combination), management expects the increase in the number of shares reserved under the Employees' Plan to be sufficient through fiscal
1999.  The affirmative vote of a majority of the shares of the Company's
Common Stock represented at the Meeting will be required to approve the amendment to the Employees' Plan.

EMPLOYEES' EQUITY INCENTIVE PLAN

     The Employees' Plan was adopted by the Board of Directors and shareholders of the Company in January 1994. A total of 2,000,000 shares of Common Stock are currently reserved for issuance under the Employees' Plan. The purpose of the Employees' Plan is to provide long-term incentives to the Company's officers, employees and consultants and to encourage and enable such participants who are in a position to make significant contributions to the success of the Company to acquire a closer identification of their interests with those of the Company.

     The Employees' Plan is administered by a committee which is comprised of disinterested non-employee members of the Board of Directors (the "Committee"). Subject to the terms of the Employees' Plan, the Committee determines the persons to whom awards are granted, the type of award granted, the number of shares granted, the vesting schedule, the type of consideration to be paid to the Company upon exercise of options and the term of any option (which cannot exceed ten years). Under the Employees' Plan, the Committee may grant awards of restricted stock, stock options and supplemental bonuses or any combination thereof.

     Under the Employees' Plan, the Committee may grant both incentive stock options ("ISOs") intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and options that are not qualified as incentive stock options ("NSOs"). ISOs may only be granted to persons who are employees of the Company. ISOs may not be granted under the Employees' Plan at an exercise price of less than the fair market value of the Common Stock on the date of grant and the term of these options cannot exceed ten years. The exercise price of an ISO granted to a holder of more than 10% of the Common Stock must be at least 110% of the fair market value of the Common Stock on the date of grant, and the term of these options cannot exceed five years. The exercise price of NSOs may, at the discretion of the Committee, be granted at less than the fair market value of the Common Stock on the date of grant. No options under the Employees' Plan may be granted after January 2004.

     Under the performance award component of the Employees' Plan, participants may be granted an award denominated in shares of Common stock or in dollars. Achievement of the performance targets, or multiple performance target, established by the Committee relating to corporate, group, unit or individual performance, based upon standards set by the Committee, will entitle the participant to payment of the full amount specified with respect to the award, subject to adjustment at the discretion of the Committee in the event of performance exceeding the minimum performance target, but below the maximum performance target applicable to such award. Payment may be made in cash, Common Stock or any combination thereof, as determined by the Committee, and will be adjusted in the event the participant ceases to be an employee of the Company before the end of a performance cycle by reason of death, disability or retirement.

     Under the restricted stock component of the Employees' Plan, the Committee may, in selected cases, issue to a participant a given number of shares of restricted stock. Restricted stock under the Employees' Plan is Common Stock restricted as to sale pending fulfillment of such vesting schedule and employment requirements as the Committee determines. Prior to the fulfilling of the restrictions, the participant will nevertheless be entitled to receive distributions in liquidation and dividends on, and to vote the shares of, the restricted stock. The Employees' Plan provides for forfeiture of restricted stock for breach of conditions of grant. No restricted stock or performance awards have been granted under the Employees' Plan.

     The Board may amend or terminate the Employees' Plan at any time without approval of the shareholders. However, shareholder approval is required for any amendment to the Employees' Plan that increases the number of shares for which options may be granted, changes the designation of the class of persons eligible to participate or changes in any material respect the limitations or provisions of the options subject to the Plan. However, no action by the Board or shareholders may alter or impair any award previously granted without the consent of the award holder.

     Through September 5, 1997, options to purchase up to an aggregate of 1,924,591 shares of Common Stock have been granted under the Employees' Plan, of which options to purchase 340,591 shares of Common Stock have been exercised and options for 148,352 shares have been canceled. Options to purchase shares of Common Stock issued under the Employees' Plan to all Named Executive Officers as a group during fiscal years 1995, 1996 and 1997 were as follows for the years indicated: 1995 - 30,000 shares; 1996 - 90,000 shares; and 1997 - 90,000 shares.

FEDERAL INCOME TAX CONSEQUENCES OF THE EMPLOYEES' PLAN

     The following is a general summary of the federal income tax consequences that may apply to recipients of options, restricted stock, performance shares and performance units under the Employees' Plan. Because the application of the tax laws may vary according to individual circumstances, a participant should seek professional tax advice concerning the tax consequences to him or her of participation in the Employees' Plan, including the potential application and effect of state, local and foreign tax laws and estate and gift tax considerations.

     INCENTIVE STOCK OPTIONS. A participant who is granted an ISO recognizes no taxable income when the ISO is granted and generally recognizes no taxable income upon exercise of the ISO, but will recognize alternative minimum income upon such exercise (see below). A participant who exercises an ISO recognizes taxable gain or loss when he sells the shares purchased pursuant to the ISO.
Any gain or loss recognized on the sale of shares acquired upon exercise of an ISO is taxed as capital gain or loss if the shares have been held for at least 18 months from the date the option was exercised and for at least two years after the option was granted. In this event, the Company receives no deduction with respect to the ISO shares. If the participant disposes of the shares before the required holding periods have elapsed (a "disqualifying disposition"), he is taxed as though he exercised an NSO (see below), except that the compensation income on exercise of the option is recognized in the year of the disqualifying disposition, and the compensation income may not exceed the excess of the amount realized on the sale of the stock over the exercise price for such stock.

     EFFECT OF ALTERNATIVE MINIMUM TAX. For purposes of determining the alternative minimum taxable income ("AMTI") of an individual, ISOs exercised during a taxable year will give rise to AMTI to the extent of the excess of the fair market value of the shares acquired pursuant to such ISO over the exercise price paid. Therefore, although generally an individual will have no regular taxable income associated with the exercise of an ISO, such individual may have AMTI and, depending upon his specific facts and circumstances for such tax year, a resulting tax liability.

     NON-STATUTORY STOCK OPTIONS. The tax treatment of NSOs differs significantly from the tax treatment of ISOs. Although similar to an ISO, no taxable income is recognized when an NSO is granted. However, upon the exercise of an NSO, the difference between the fair market value of the shares on the date of exercise and the exercise price of the option is taxable as ordinary compensation income to the recipient. In addition, subject to certain limitations attributable to payments of excess compensation, the Company is entitled to a compensation deduction for the amount of ordinary income recognized by the option holder.

     WITHHOLDING. The Company may withhold any taxes required by any law or regulation of any governmental authority, whether federal, state or local, in connection with any stock option or other award under the Employees' Plan, including, but not limited to withholding of any portion of any payment or withholding from other compensation payable to the participant, unless such person reimburses the Company for such amount.

     IMPLEMENTATION. If the proposed amendment to the Employees' Plan is adopted by the shareholders, it will become effective immediately and be reflected in the amended Employees' Plan, which plan will be filed in the Company's minutes book.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL
           OF THE INCREASE IN THE NUMBER OF SHARES OF COMMON STOCK
                 RESERVED FOR ISSUANCE UNDER THE EMPLOYEES' PLAN
                             FROM 2,000,000 TO 4,000,000

       PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The firm of KPMG Peat Marwick LLP served as independent auditors of the Company for the year ended June 30, 1997 and, upon recommendation of the Audit Committee, the Board of Directors has appointed KPMG Peat Marwick LLP to serve for the current fiscal year ending June 30, 1998. The Board of Directors is requesting ratification by the shareholders of the appointment of KPMG Peat Marwick LLP. Representatives of KPMG Peat Marwick LLP are expected to attend the Meeting. The representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.

     In the event this proposal is defeated, the vote will be considered as a direction to the Board of Directors to select other auditors for the next fiscal year. However, because of the difficulty and expense of making any substitution of auditors after the beginning of a fiscal year, KPMG Peat Marwick LLP's appointment for the 1998 fiscal year will be permitted to stand unless the Board of Directors finds other reasons for making a change.

     Services to be performed by KPMG Peat Marwick LLP for the 1998 fiscal year will include, among other things, audit of annual financial statements, and consultation in connection with various financial reporting, accounting and tax matters. Ratification of KPMG Peat Marwick LLP's appointment requires the affirmative vote of the holders of a majority of the shares of Common Stock present at the Meeting, in person or by proxy, and entitled to vote.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION
                 OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS
                   SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     Shareholders may submit proposals on matters appropriate for shareholder action at the Company's annual shareholder meetings. Such proposals must be received by the Company not later than August 1, 1998 to be considered for inclusion in the proxy statement and proxy relating to the 1998 Annual Meeting of Shareholders. Any such proposals should be addressed to: Corporate Secretary, CIBER, Inc., 5251 DTC Parkway, Suite 1400, Englewood, Colorado 80111.

             ANNUAL REPORT TO SHAREHOLDERS, MANAGEMENT'S DISCUSSION
               AND ANALYSIS AND CONSOLIDATED FINANCIAL STATEMENTS

     The 1997 Annual Report of the Company, as filed with the Commission, is being mailed to the shareholders with this Proxy Statement. The 1997 Annual Report is not to be considered part of the soliciting material.

     Management's Discussion and Analysis of Financial Condition and Results of Operations and the Company's audited consolidated financial statements and notes thereto, as contained in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, is included herein on pages P-1 through P-26.

                                  OTHER MATTERS

     The Board of Directors is not aware of any business to be presented at the Meeting except the matters set forth in the Notice and described in this Proxy Statement. If any other matters properly come before the Meeting, the persons designated as agents in the enclosed proxy will vote on such matters in accordance with their best judgment.

By order of the Board of Directors



Bobby G. Stevenson
Chairman of the Board,
Chief Executive Officer and Secretary

Englewood, Colorado
September 19, 1997

       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS

THE FOLLOWING DISCUSSION OF THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO. WITH THE EXCEPTION OF HISTORICAL MATTERS AND STATEMENTS OF CURRENT STATUS, CERTAIN MATTERS DISCUSSED BELOW ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM TARGETS OR PROJECTED RESULTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY, INCLUDE, AMONG OTHERS, GROWTH THROUGH BUSINESS COMBINATIONS AND INTERNAL EXPANSION, THE ABILITY TO ATTRACT AND RETAIN QUALIFIED CONSULTANTS, DEPENDENCE ON SIGNIFICANT RELATIONSHIPS AND THE ABSENCE OF LONG-TERM CONTRACTS, MANAGEMENT OF A LARGE AND RAPIDLY GROWING BUSINESS, PROJECT RISKS, PRICING AND MARGIN PRESSURE AND COMPETITION, WHICH ARE DISCUSSED HEREIN UNDER THE CAPTION "FACTORS THAT MAY AFFECT FUTURE RESULTS". MANY OF THESE FACTORS ARE BEYOND THE COMPANY'S ABILITY TO PREDICT OR CONTROL. IN ADDITION, AS A RESULT OF THESE AND OTHER FACTORS, THE COMPANY'S PAST FINANCIAL PERFORMANCE SHOULD NOT BE RELIED ON AS AN INDICATION OF FUTURE PERFORMANCE.

OVERVIEW

The Company's revenues have increased from $81.4 million in fiscal 1993 to $262.3 million in fiscal 1997. The Company's revenues are generated from two areas, the CIBER Information Services ("CIS") Division and the Solutions Consulting Group ("SCG"). The CIS Division accounted for approximately 71% of the Company's total revenues in fiscal 1997, while SCG accounted for the remainder. The CIS Division provides application software development and maintenance services and, through its CIBR2000 Division, millenium date change solutions. SCG is comprised of the Company's wholly-owned subsidiaries, Spectrum Technology Group, Inc. ("Spectrum"), Business Information Technology, Inc. ("BIT") and CIBER Network Services, Inc. ("CNSI"). Spectrum provides information technology consulting solutions to business problems, specifically in the areas of data warehousing, data modeling and enterprise architecture, as well as project management and systems integration services. BIT specializes in the implementation and integration of human resource and financial software application products, plus workflow automation and manufacturing/distribution software systems, primarily for client/server networks. CNSI provides a wide range of local-area and wide-area network solutions, from design and procurement to installation and maintenance with services including Internet and intranet connectivity. A large portion of CNSI's revenues is derived from sales of computer networking equipment ("product sales").

The Company has grown significantly through mergers and acquisitions as well as through internal growth. Growth in revenues from internal operations ("organic growth") was approximately 27% in fiscal 1997. For purposes of this report, the term "acquisition" refers to business combinations accounted for as a purchase and the term "merger" refers to business combinations accounted for as a pooling of interests. The Company's acquisitions involve the capitalization of intangible assets, which intangible assets are generally amortized over periods of up to 15 years for financial reporting purposes. The Company's consolidated financial statements include the results of operations of an acquired business since the date of acquisition. Mergers result in a one-time charge in the period in which the transaction is completed for costs associated with the business combination. The Company's consolidated financial statements are restated for all periods prior to a merger to include the results of operations,
financial position and cash flows of the merged company.   In addition, selling,
general and administrative expenses may vary as a percentage of revenues depending on the fluctuations in the selling, general and administrative expenses of merged companies, if any, during any given period.

From July 1, 1994 to June 30, 1997, the Company completed the following acquisitions: The Phoenix branch of Eurosystems International, Inc., July 1994; Interface Systems, Inc. ("ISI"), January 1995; the Minnesota Branch of Broadway & Seymour, Inc. (the "Minnesota Branch"), September 1995; OASYS, Inc. (the "Columbus Branch"), March 1996; the Business Systems Development division of DataFocus, Inc. ("Spectrum NT"), July 1996; CIBER Network Services, Inc., December 1996; and, Davis, Thomas & Associates Inc. ("DTA"), March 1997. In addition, the Company has completed the following mergers: Spencer & Spencer Systems, Inc. ("SSSI"), May 1995; Business Information Technology, Inc., June 1995; Practical Business Solutions, Inc. ("PBSI"), May 1996; Spectrum Technology Group, Inc., September 1996; Technology Management Group, Inc. ("TMG"), November 1996; and Technical Support Group, Inc. ("TSG"), November 1996. The Company's June 30, 1997 consolidated financial statements include the accounts of these merged companies for all periods prior to their respective merger.

In addition, subsequent to June 30, 1997, the Company completed the following two mergers:

KCM COMPUTER CONSULTING, INC. ("KCM") - On July 18, 1997, KCM merged with CIBER in a business combination to be accounted for as a pooling of interests. The Company issued 430,850 shares of its common stock in exchange for all of the
outstanding common stock of KCM.   KCM, located in Calverton, Maryland, provides
consulting services similar to the CIS Division of CIBER. The effects of this merger on the Company's revenues, pro forma net income and pro forma income per share would not have been material. As a result, management does not intend to restate the Company's historical financial statements for this business combination.

SOFTWAREXPRESS, INC. D/B/A RELIANT INTEGRATION SERVICES, INC. ("RELIANT") - On August 21, 1997, Reliant merged with CIBER in a business combination to be accounted for as a pooling of interests. The Company issued 591,638 shares of its common stock and assumed all of Reliant's liabilities in exchange for all of the assets of Reliant. Reliant, located in Menlo Park, California, provides network integration services and equipment. The Company's consolidated financial statements included herein, have not been restated for the Reliant merger. The Company's consolidated financial statements issued in the future will be restated to include the results of operations, financial position, and cash flows of Reliant. Reliant had revenues of approximately $32 million, $30 million and $36 million during the years ended June 30, 1995, 1996 and 1997, respectively. The effects of this merger on the Company's pro forma net income and pro forma income per share are not expected to be material.

In general, except for CNSI's product sales, the Company's SCG revenues provide higher gross margins than its CIS revenues, however, the SCG activities also involve higher selling, general and administrative expenses as a percentage of revenues. Consequently, fluctuations in gross margin and selling, general and administrative expenses as a percentage of revenues may be due to changes in the mix of revenues between CIS and SCG. Management believes that operating income before amortization and merger costs, as a percentage of revenues, is a meaningful indicator of company performance because it reflects the effects of revenue mix.

RESULTS OF OPERATIONS

The following table sets forth, for the years indicated, certain items from the Company's consolidated statements of operations, expressed as a percentage of revenues and percentage change in the dollar amount of such items compared to the prior year:

                                                                            Dollar % Increase
                                                Percentage of Revenues          (Decrease)
                                                  Year Ended June 30,          Year to Year
                                              --------------------------- ----------------------
                                                1995      1996      1997   1995:1996  1996:1997
-----------------------------------------------------------------------------------------------
Revenues                                       100.0%    100.0%    100.0%     30.5%     39.8%
                                              ---------------------------
                                              ---------------------------
Gross margin                                    31.8%     31.4%     32.4%     28.8      44.1
Selling, general and administrative expenses    24.0      22.2      21.0      20.5      32.3
                                              ---------------------------
     Operating income before amortization
               and merger costs                  7.8       9.2      11.4      54.4      72.5
Amortization of intangible assets                1.0        .9       1.1      28.7      54.3
Merger costs                                      .7        .5        .5     (16.2)     35.2
                                              ---------------------------
     Operating income                            6.1       7.8       9.8      67.2      77.1
Interest income (expense), net                   (.2)       .2        .4       -        87.7
                                              ---------------------------
     Income before income taxes                  5.9       8.0      10.2      76.9      77.4
Income tax expense                               2.3       2.7       4.6      52.7     139.3
                                              ---------------------------
     Net income                                  3.6%      5.3%      5.6%     92.3      46.1
                                              ---------------------------
                                              ---------------------------
     Pro forma net income                        3.5%      4.9%      6.1%     81.2      72.7
                                              ---------------------------
                                              ---------------------------

FISCAL YEAR ENDED JUNE 30, 1997 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1996

The Company's total revenues for fiscal 1997 increased 39.8% to $262.3 million from $187.7 million for fiscal 1996. In fiscal 1997, CIS revenues increased 29.5% to $186.5 million from $144.0 million in fiscal 1996 and SCG revenues increased 73.4% to $75.7 million from $43.7 million in fiscal 1996. CIS revenues represented 71.1% and 76.7% of total revenues in fiscal 1997 and fiscal 1996, respectively. The increase in the Company's CIS revenues was derived primarily from increases in hours billed and to a lesser extent an increase in average billing rates. The increase in hours billed was due primarily to
internal growth in branch offices.   In addition, the acquisition of DTA
accounted for approximately $2.5 million of additional CIS revenues in fiscal 1997 as compared to fiscal 1996. SCG revenues increased approximately $21.7 million due to the acquisitions of DTA, CNSI and Spectrum NT, of which $12.2 million was CNSI product revenues. The remaining increase in SCG revenues is primarily due to increased volume of customers implementing PeopleSoft, Inc. software, and to a lesser extent, increases in other consulting services and increases in billing rates.

Gross margin increased 44.1% to $84.9 million (32.4% of revenues) in fiscal 1997 from $58.9 million (31.4% of revenues) in fiscal 1996. This improvement is due to greater SCG revenues as a percentage of total revenues and due to improved pricing.

Selling, general and administrative expenses increased 32.3% to $55.1 million (21.0% of revenues) in fiscal 1997 from $41.7 million (22.2% of revenues) in fiscal 1996. The decrease as a percentage of revenues is primarily due to greater economies of scale at the administrative level of the Company.

Amortization of intangible assets increased 54.3% to $2.8 million in fiscal 1997 from $1.8 million in fiscal 1996. This increase was due primarily to the Company's acquisitions of DTA, CNSI, and Spectrum NT in fiscal 1997.

Merger costs, primarily transaction closing costs, of $1.2 million were incurred in fiscal 1997 related to the mergers of TSG, TMG and Spectrum with CIBER. Merger costs of $901,000 in fiscal 1996 related to the merger of PBSI.

Net interest income increased to $946,000 (0.4% of revenues) in fiscal 1997 from $504,000 (0.2% of revenues) in fiscal 1996 due to increased average cash balances available for investment. As a result of the Company's November 1995 public sale of common stock, the Company reduced its borrowings under its bank line of credit and increased its investment in interest earning cash equivalent instruments. Generally, since November 1995, the Company has not borrowed money.

After the pro forma adjustment to income tax expense, the Company's pro forma effective tax rates for fiscal 1997 and 1996 were 40.4% and 38.7%, respectively. This increase was due to increased nondeductible merger costs, an increase in the Company's statutory federal tax rate from 34% to 35%, and increased state and other taxes. The pro forma adjustment to income tax expense reflects the exclusion of the one-time income tax effects related to changes in the tax status of certain merged companies and imputes income tax expense for S corporation operations which were not subject to income taxes. The effective tax rates on a historical basis for fiscal 1997 and 1996 were 45.3% and 33.6%, respectively. The Company's fiscal 1997 historical effective tax rate is unusually high due to one-time income tax expense charges of $1.7 million related to the termination of the S corporation status of TSG and Spectrum upon their merger with CIBER, and to a lesser extent, nondeductible merger costs,
which were partially offset by nontaxable S corporation income.   In fiscal
1996, Spectrum converted to an S corporation and recognized a one-time tax benefit of $818,000, which lowered the Company's effective rate.

The Company's pro forma net income increased 72.7% to $15.9 million (6.1% of revenues) in fiscal 1997 from $9.2 million (4.9% of revenues) in fiscal 1996.

FISCAL YEAR ENDED JUNE 30, 1996 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1995

The Company's total revenues for fiscal 1996 increased 30.5% to $187.7 million from $143.8 million for fiscal 1995. In fiscal 1996, CIS revenues increased 26.6% to $144.0 million from $113.8 million in fiscal 1995 and SCG revenues increased 45.2% to $43.7 million from $30.0 million in fiscal 1995. CIS revenues represented 76.7% and 79.1% of total revenues in fiscal 1996 and fiscal 1995, respectively. The increase in the Company's CIS revenues was derived primarily from increases in hours billed, and to a lesser extent, an increase in average billing rates. The increase in hours billed was due primarily to internal growth in branch offices. Acquisitions accounted for approximately $6.0 million of additional CIS revenues in fiscal 1996 as compared to fiscal 1995. SCG revenues increased primarily due to increased volume of customers implementing PeopleSoft, Inc. software, and to a lesser extent, increases in other consulting services and increases in billing rates.

Gross margin increased 28.8% to $58.9 million in fiscal 1996 from $45.8 million in fiscal 1995. Gross margin as a percentage of revenues remained relatively constant at 31.4% in fiscal 1996 compared to 31.8% in fiscal 1995.

Selling, general and administrative expenses increased 20.5% to $41.7 million (22.2% of revenues) in fiscal 1996 from $34.6 million (24.0% of revenues) in fiscal 1995. The decrease as a percentage of revenues is primarily due to greater economies of scale at the administrative level of the Company.

Amortization of intangible assets increased 28.7% to $1.8 million in fiscal 1996 from $1.4 million in fiscal 1995. This increase was due primarily to the Company's acquisitions of the Minnesota Branch and the Columbus Branch in fiscal 1996 and the acquisition of ISI during fiscal 1995.

Merger costs of $901,000 were incurred in fiscal 1996 related to the merger of PBSI with CIBER. Merger costs of $1.1 million in fiscal 1995 related to the mergers of BIT and SSSI.

Net interest income was $504,000 (0.2% of revenues) in fiscal 1996 as compared to net interest expense of $193,000 (0.2% of revenues) in fiscal 1995. As a result of the Company's November 1995 public sale of common stock, the Company reduced its borrowings under its bank line of credit and increased its investment in interest earning cash equivalent instruments. Generally, since November 1995, the Company has not borrowed money. Net interest income increased due to increased average cash balances available for investment.

After the pro forma adjustment to income tax expense, the Company's pro forma tax effective tax rates for fiscal 1996 and 1995 were 38.7% and 40.2%, respectively. This decrease was due to decreased nondeductible merger costs, which was partially offset by increased state and local taxes. The pro forma adjustment to income tax expense reflects the exclusion of the one-time income tax effects related to changes in the tax status of certain merged companies and imputes income tax expense for S corporation operations which were not subject to income taxes. The effective tax rates on a historical basis for fiscal 1996 and 1995 were 33.6% and 38.9%, respectively. The Company's fiscal 1996 historical effective tax rate is unusually low due to a one-time income tax benefit of $818,000 as a result of Spectrum's conversion to an S corporation.

The Company's pro forma net income increased 81.2% to $9.2 million (4.9% of revenues) in fiscal 1996 from $5.1 million (3.5% of revenues) in fiscal 1995.

LIQUIDITY AND CAPITAL RESOURCES

At June 30, 1997, the Company had $60.8 million of working capital, of which $23.0 million was cash and cash equivalents, and had a current ratio of 4:1.
The Company has primarily used its operating cash flow and the net proceeds from public offerings to finance working capital needs and acquisitions. The Company believes that its cash and cash equivalents, its operating cash flow and the availability of credit under its bank revolving line of credit will be sufficient to finance working capital needs through at least fiscal 1998.

Net cash provided by operating activities was $11.4 million, $4.4 million and $2.4 million in fiscal 1997, 1996 and 1995, respectively. Net income excluding noncash items (primarily depreciation, amortization and deferred income taxes) provided cash of $18.4 million, $11.4 million and $7.6 million in fiscal 1997, 1996 and 1995, respectively. This was partially offset by changes in operating assets and liabilities, which used cash of $7.0 million, $7.0 million and $5.2 million in fiscal 1997, 1996 and 1995, respectively. Changes in operating assets and liabilities have used significant amounts of cash primarily as a result of increases in accounts receivable. The Company's accounts receivable have increased 37.3% and 32.9% as a result of the Company's 39.8% and 30.5% increase in revenues in fiscal 1997 and 1996, respectively. Accounts receivable days sales outstanding ("DSO") was 60 days at June 30, 1997 as compared to 63 days at June 30, 1996.

Net cash used in investing activities in fiscal 1997, 1996 and 1995 was $22.4
million, $3.6 million and $4.8 million, respectively.   The Company used cash of
$19.3 million, $1.7 million, and $4.9 million for acquisitions during fiscal 1997, 1996 and 1995, respectively. The Company also purchased property and equipment, primarily computer equipment, of $3.1 million, $1.8 million, and $1.0 million during fiscal 1997, 1996 and 1995, respectively.

Net cash provided by financing activities in fiscal 1997, 1996 and 1995 was $16.5 million, $12.7 million and $4.1 million, respectively, The Company obtained net cash proceeds from sales of common stock of $20.3 million, $20.3 million and $223,000 in fiscal 1997, 1996 and 1995, respectively. In connection with the Company's acquisition of CNSI in fiscal 1997, the Company assumed CNSI's $1.9 million outstanding balance under a bank line of credit and $1.1 million of notes payable. The Company repaid these debt obligations and canceled CNSI's bank line of credit. The Company used $5.8 million in fiscal 1996 to reduce its borrowings under bank lines of credit, while in fiscal 1995 the Company borrowed $4.1 million on the lines of credit.

For the years ended June 30, 1997 and 1996, the Company recognized $6,366,000 and $2,643,000, respectively, as a direct increase to additional paid-in capital for the income tax benefits resulting from the exercise of stock options by employees.

The Company has a $20 million revolving line of credit with a bank. Outstanding borrowings bear interest at the three month London Interbank Offered Rate ("LIBOR") plus 2%. Borrowings are unsecured. The credit agreement requires a commitment fee of 0.225% per annum on any unused portion of the line of credit up to $15 million. The credit agreement expires in December 1997. The terms and conditions of the credit agreement include several covenants, including those whereby the Company agrees to the maintenance of a certain tangible net worth and debt service coverage ratios among other things. Amounts advanced under the line of credit can be used to consummate an acquisition and may be required by the bank to be converted into a five-year term note payable in equal amounts of interest and principal; in such event, the line of credit would be reduced by the amount of the term note.

The Company's subsidiary, CNSI, also has a $3.0 million inventory financing line of credit with AT&T Capital Corporation. This line of credit expires in October 1997 and is secured by certain assets of the Company. CNSI obtains inventory from various vendors who obtain payment directly from AT&T Capital Corporation. CNSI then pays AT&T Capital Corporation within 30 days of invoice. Amounts outstanding under this line of credit, which totaled $940,000 at June 30, 1997, are included in accounts payable on the Company's balance sheet.

ASSET MANAGEMENT

The Company's accounts receivable have increased 37.3% and 32.9% as a result of the Company's 39.8% and 30.5% increase in revenues in fiscal 1997 and 1996, respectively. The Company's accounts receivable totaled $51.7 million at June 30, 1997. Clients are generally billed weekly, bi-weekly or monthly for
services.   Due to the high quality and large size of the Company's clients, bad debt expenses have averaged less than 0.1% of revenue for the last several years. During the last three fiscal years, approximately 85% of the Company's receivables have been collected within 60 days of invoice. Delays in collection of accounts receivable generally relate to missing time sheets, delayed receipt of purchase order numbers and payables procedures of the Company's clients. The Company believes substantially all accounts receivable on its June 30, 1997 balance sheet will be collected, although there can be no assurance that all accounts receivable will be collected.

SEASONALITY

The Company experiences a moderate amount of seasonality. Typically, operating income as a percentage of revenues is lowest in the last quarter of each calendar year (the Company's second fiscal quarter) because more holidays and vacations are taken at that time of year resulting in fewer hours billed in that period.

The following table sets forth certain statement of operations data for each of the Company's last eight quarters and, in the opinion of management of the Company, contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation thereof. See Note 14 of Notes to Consolidated Financial Statements for additional quarterly financial information.

                                          FISCAL 1996 - THREE MONTHS ENDED           FISCAL 1997 - THREE MONTHS ENDED
                                     ------------------------------------------  -----------------------------------------
IN THOUSANDS                         SEPT. 30    DEC. 31   MAR. 31   JUNE 30(1)  SEPT. 30(1) DEC. 31(1)  MAR. 31   JUNE 30
                                     --------    -------   -------   ----------  ----------- ----------  -------   -------
Revenues                             $41,943     $43,066   $48,291    $54,353      $54,030    $59,720    $69,651   $78,873
Operating income, excluding
 merger costs                          3,306       3,135     3,978      5,041        5,029      5,112     7,913      8,942
Operating income, excluding merger
 costs, as a percentage of revenues     7.9%        7.3%      8.2%       9.3%         9.3%       8.6%     11.4%      11.3%

(1) OPERATING INCOME FOR THE THREE MONTHS ENDED JUNE 30, 1996, SEPTEMBER 30, 1996 AND DECEMBER 31, 1996 EXCLUDES MERGER COSTS OF $901,000, $622,000 AND $596,000,RESPECTIVELY, RELATING TO POOLINGS OF INTERESTS.

RECENT ACCOUNTING PRONOUNCEMENTS

For the quarter ended December 31, 1997, the Company will be required to adopt Statement of Financial Accounting Standards No. 128 "Earnings Per Share" ("SFAS 128"). SFAS 128 requires the restatement of all prior-period earnings per share ("EPS") data. SFAS 128 replaces the presentation of primary EPS, with a presentation of basic EPS and diluted EPS. Under SFAS 128, basic EPS excludes dilution for common stock equivalents and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Upon adopting SFAS 128, the Company's diluted EPS will be the same as the income per share as currently reported by the Company while the Company's basic EPS will be greater than the income per share as currently reported.

FACTORS THAT MAY AFFECT FUTURE RESULTS

Included in this report and elsewhere from time to time in other written reports and oral statements, including but not limited to, the Annual Report to Shareholders, quarterly shareholder letters, news releases, and investor presentations, are forward-looking statements about the Company's business strategies, market potential, future financial performance and other matters which reflect management's current expectations. Without limiting the foregoing, the words "believes", "anticipates", "plans", "expects" and similar expressions are intended to identify forward-looking statements. The Company disclaims any intent or obligation to update publicly such forward-looking statements. Actual results may differ materially from those projected in any such forward-looking statements due to a number of factors, including, without limitation, those set forth below.

The Company operates in a dynamic and rapidly changing environment that involves numerous risks and uncertainties. The following section lists some, but not all, of the risks and uncertainties that may have a material adverse affect on the Company's business, financial condition or results of operations.

GROWTH THROUGH BUSINESS COMBINATIONS AND INTERNAL EXPANSION - As an integral part of its business strategy, the Company intends to continue to expand by acquiring application software consulting businesses in attractive markets or with desirable client relationships, as well as businesses with complementary information technology consulting and system integration activities. The Company continuously evaluates potential business combinations and aggressively pursues attractive transactions. From June 1994 through August 1997, the Company completed 16 business combinations. The success of this strategy depends not only upon the Company's ability to identify and acquire businesses on a cost-effective basis, but also upon its ability to integrate acquired operations into its organization effectively, to retain and motivate key personnel and to retain clients of acquired businesses. Business combinations involve numerous risks, including the ability to manage geographically remote offices, the diversion of management's attention from other business concerns and the risks of entering markets in which the Company has limited or no direct experience. In addition, acquisitions may involve the expenditure of significant funds and the incurrence of significant charges associated with the amortization of goodwill or other intangible assets or future write-downs of the recorded values of assets acquired. There can be no assurance that any business combination will result in long-term benefits to the Company or that management will be able to manage effectively the resulting business. Additionally, the Company experiences competition for acquisitions. The
Company may open new offices in attractive markets with its own personnel.
Many of the Company's branch offices were originally start-up operations. Not all branch offices, whether start-up or acquired, have been successful.
There can be no assurance that the Company will be able to start-up, identify, acquire, or integrate what will ultimately be successful branch office operations.

The Company's internal growth rate has been in excess of 20% for the past several years and is due in part to the growth of industry demand for information technology professional services, including the recent increase in demand resulting from year 2000 millenium date change service needs. There can be no assurance that this increased industry demand will continue in future years and, in particular, beyond the year 2000.

ABILITY TO ATTRACT AND RETAIN QUALIFIED CONSULTANTS - The Company's future success will depend in part on its ability to hire and provide adequately trained consultants who can fulfill the increasingly sophisticated needs of its clients. The Company's on-going personnel needs arise from: (i) increased demand for the Company's services, (ii) turnover, which is generally high in the industry, and (iii) client requests for consultants trained in the newest software and hardware technologies. Few of the Company's employees are bound by non-compete agreements. Competition for consultants in the information technology services industry is significant and the Company has had and expects to continue to have difficulty in attracting and retaining an optimal level of qualified consultants. In particular, competition is intense for the limited number of qualified project managers and professionals with specialized skills, such as a working knowledge of certain sophisticated software. There can be no assurance that the Company will be successful in attracting and retaining the personnel it requires to continue to grow.

DEPENDENCE ON SIGNIFICANT RELATIONSHIPS AND THE ABSENCE OF LONG-TERM CONTRACTS - The Company's five largest clients accounted for 22% of the Company's total revenues for the fiscal year ended June 30, 1997. No one client accounted for more than 10% of the Company's total revenues in fiscal 1997, while in fiscal 1996, AT&T Corp. accounted for approximately 11% of the Company's total revenues. The typical client contract term is one to three years and there can be no assurance that a client will renew its contract when it terminates. In addition, the Company's contracts are generally cancelable by the client at any time and clients may unilaterally reduce their use of the Company's services under such contracts without penalty. The termination or significant reduction of its business relationship with any of its significant clients would have a material adverse effect on the Company. Additionally, the Company has a significant relationship with PeopleSoft, Inc. ("PeopleSoft") as a PeopleSoft implementation partner. In fiscal 1997, the Company derived 12% of its total revenues from clients who purchased implementation services for their PeopleSoft systems. In the event PeopleSoft products become obsolete or non-competitive or if the Company should lose its "implementation partner" status with PeopleSoft, the Company would suffer a material adverse effect.

MANAGEMENT OF A LARGE AND RAPIDLY GROWING BUSINESS - The Company's rapid growth could place a substantial strain on its operational, administrative and financial resources. The Company's ability to manage its staff and facilities growth effectively will require it to continue to improve its operational, financial and other internal systems, and to train, motivate and manage its consultants. If the Company's management is unable to manage growth effectively or its consultants are unable to achieve anticipated performance levels, or if the integration of new businesses results in a material diversion of management's attention to the day-to-day operations of the business, the Company's results of operations would be materially adversely affected.

PROJECT RISKS - The Company has provided and intends to continue to provide increased project services to its clients. Projects are distinguishable from the Company's time and material contracts by the level of responsibility assumed by the Company and the potentially longer and more costly sales cycle of a project. These factors may cause fluctuations in quarterly results. In a typical project, the Company independently develops a program or maintains a system, whereas with time and material contracts, the Company's clients generally maintain responsibility for the overall task. The failure of a project or the failure of the Company to provide project services in a satisfactory manner could have a material adverse effect on the Company. Further, because the Company may undertake projects on a fixed price basis and guarantee performance based upon defined operating specifications, cost overruns, unsatisfactory performance or unanticipated difficulties in completing such projects could have a material adverse effect on the Company's results of operations.

PRICING AND MARGIN PRESSURE - Many of the Company's larger clients purchase information technology services primarily from a limited number of pre-approved vendors. In order to remain on its clients' vendor lists and to develop new client relationships, the Company must satisfy client requirements at competitive rates. Although the Company continually attempts to lower its costs, there are other software services organizations and temporary placement agencies that provide the same or similar services at equal or lower costs. Furthermore, as competition intensifies between information technology service providers, there may be increased demand for qualified consultants resulting in upward market pressure on consultant compensation. Additionally, certain of the Company's clients require that their vendors reduce rates after services have
commenced.   There can be no assurance that the Company will be able to compete effectively on pricing or other requirements and, as a result, the Company could lose clients or be unable to maintain historic gross margin levels or to operate profitably. With respect to the Company's implementation services for software packages, the manufacturers of such software may have training requirements that inhibit the Company from competing effectively with other packaged software implementation providers. In addition, as the Company expands its service offerings to include a greater number of fixed price projects, the Company may experience a decrease in margins as a result of unanticipated cost overruns resulting from the inability to meet various project requirements.

COMPETITION - The Company operates in a highly competitive and rapidly changing industry and competes with a variety of companies for positions on the vendor lists of particular clients. Most of these competing companies, many of which are significantly larger and have greater financial, technical and marketing resources, provide the same services as those offered by, and some offer a wider variety of services than, the Company. Many large accounting and management consulting firms offer services that overlap with a significant portion of the Company's services, and the Company competes with the internal information technology staffs of its clients and potential clients. Also, computer hardware and software companies are increasingly becoming involved in systems integration projects. Recently, temporary placement agencies, such as CoreStaff, Olsten and Interim, have begun expanding their businesses to provide computer-related services. There can be no assurance that the Company will be able to continue to compete successfully with its existing competitors or will be able to compete successfully with new competitors. Additionally, over the past several years there has been an influx of foreign nationals who provide skilled computer programming services at lower pay scales than other domestic programmers. Some of these foreign nationals are being hired as consultants directly by the Company's clients and potential clients, as well as by certain of the Company's competitors. Moreover, in an attempt to decrease costs, some of the Company's clients and potential clients are awarding business to competitors with operations in "low cost" foreign countries, including Ireland, India and the former Soviet Union. An increase in the use of skilled foreign national labor at lower rates or foreign software service firms by the Company's competitors or clients could have a material adverse effect on the Company.

POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS - The Company's quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside the Company's control. Factors that may affect the Company's quarterly revenues or operating results generally include: costs relating to the expansion of the Company's business, the extent and timing of business acquisitions, the incurrence of merger costs, the timing of assignments from customers, the seasonal nature of the Company's business due to variations in holidays and vacation schedules, the introduction of new services by the Company or its competitors, price competition or price changes and general economic conditions specific to the information technology,
consulting, or information technology staffing industries.   Quarterly sales and
operating results can be difficult to forecast even in the short term. Due to all of the foregoing factors, it is possible that the Company's revenues or operating results in one or more future quarters will fail to meet or exceed the expectations of security analysts or investors. In such event, the trading price of the Company's common stock would likely be materially adversely affected.

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Shareholders
CIBER, Inc.:

We have audited the accompanying consolidated balance sheets of CIBER, Inc. and subsidiaries as of June 30, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended June 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CIBER, Inc. and subsidiaries as of June 30, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1997, in conformity with generally accepted accounting principles.




                                           KPMG PEAT MARWICK LLP

Denver, Colorado
August 1, 1997, except as to Note 13(b), which is as of August 21, 1997

                          CIBER, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    YEARS ENDED JUNE 30, 1995, 1996 AND 1997


IN THOUSANDS, EXCEPT PER SHARE DATA                      1995(1)         1996(1)         1997
                                                         --------       --------       --------
Revenues                                                 $143,845       $187,653       $262,274

Salaries, wages and other direct costs                     98,075        128,724        177,373
Selling, general and administrative expenses               34,591         41,674         55,135
Amortization of intangible assets                           1,395          1,795          2,770
Merger costs                                                1,075            901          1,218
                                                         --------       --------       --------
     Operating income                                       8,709         14,559         25,778
Interest income                                                98            720            946
Interest expense                                             (291)          (216)             -
                                                         --------       --------       --------
     Income before income taxes                             8,516         15,063         26,724
Income tax expense                                          3,311          5,056         12,099
                                                         --------       --------       --------
     Net income                                          $  5,205      $  10,007      $  14,625
                                                         --------       --------       --------
                                                         --------       --------       --------

Pro forma information (unaudited) (Note 1(i)):
     Historical net income                               $  5,205      $  10,007      $  14,625
     Pro forma adjustment to income tax expense              (113)          (779)         1,308
                                                         --------       --------       --------
     Pro forma net income                                $  5,092       $  9,228      $  15,933
                                                         --------       --------       --------
                                                         --------       --------       --------

     Pro forma income per share                            $  .29         $  .48         $  .78
                                                         --------       --------       --------
                                                         --------       --------       --------

Weighted average common and common equivalent shares       17,653         19,065         20,329
                                                         --------       --------       --------
                                                         --------       --------       --------


(1)  Restated for poolings of interests through June 30, 1997 - See Note 2.

See accompanying notes to consolidated financial statements.

                          CIBER, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                             JUNE 30, 1996 AND 1997


IN THOUSANDS, EXCEPT SHARE DATA                                    1996(1)        1997
                                                                   -------      --------
ASSETS
Current assets:
    Cash and cash equivalents                                      $17,465      $ 22,997
    Accounts receivable                                             37,671        51,736
    Inventories                                                          -           330
    Prepaid expenses and other assets                                  760         1,615
    Deferred income taxes                                              417         4,160
                                                                   -------      --------
         Total current assets                                       56,313        80,838
                                                                   -------      --------

Property and equipment, at cost                                      5,475         9,500
Less accumulated depreciation and amortization                      (2,745)       (4,316)
                                                                   -------      --------
         Net property and equipment                                  2,730         5,184
                                                                   -------      --------

Intangible assets, net                                              12,801        34,383
Deferred income taxes                                                  458         1,112
Other assets                                                           964         1,201
                                                                   -------      --------
         Total assets                                              $73,266      $122,718
                                                                   -------      --------
                                                                   -------      --------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Trade payables                                                $  1,555      $  3,502
    Accrued compensation                                             8,242        10,111
    Other accrued expenses and liabilities                           2,741         4,746
    Income taxes payable                                               642         1,723
    Deferred income taxes                                              467             -
                                                                   -------      --------
         Total current liabilities                                  13,647        20,082
Long-term acquisition costs payable                                    200           100
                                                                   -------      --------
         Total liabilities                                          13,847        20,182
                                                                   -------      --------
Commitments and contingencies
Shareholders' equity:
    Preferred stock, $0.01 par value, 5,000,000 shares                   -             -
       authorized, no shares issued
    Common stock, $0.01 par value, 40,000,000 shares authorized,
      18,403,000 and 19,823,000 shares issued and outstanding          184           198
    Additional paid-in capital                                      37,248        68,606
    Retained earnings                                               21,987        33,732
                                                                   -------      --------
         Total shareholders' equity                                 59,419       102,536
                                                                   -------      --------
         Total liabilities and shareholders' equity                $73,266      $122,718
                                                                   -------      --------
                                                                   -------      --------


(1)  Restated for poolings of interests through June 30, 1997 - See Note 2.

See accompanying notes to consolidated financial statements.

                          CIBER, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                    YEARS ENDED JUNE 30, 1995, 1996 AND 1997

                                                                      COMMON STOCK      ADDITIONAL                   TOTAL
                                                                    -----------------     PAID-IN    RETAINED    SHAREHOLDERS'
IN THOUSANDS                                                        SHARES     AMOUNT     CAPITAL    EARNINGS       EQUITY
                                                                    ------     ------   ----------   --------    -------------
BALANCES AT JULY 1, 1994 (1)                                        15,669      $157      $11,799     $10,236     $  22,192

Employee stock purchases and options exercised                         102         1          131           -           132
Acquisition                                                             24         -          100           -           100
Sale of common stock by merged companies                                 -         -           91           -            91
Tax benefit from exercise of stock options                               -         -          422           -           422
Termination of S corporation tax status of merged company                -         -          854        (854)            -
Reversal of deferred compensation liability                              -         -           86           -            86
Compensation expense related to stock options                            -         -           19           -            19
Net income                                                               -         -            -       5,205         5,205
Distributions by merged company                                          -         -            -        (187)         (187)
                                                                    -----------------------------------------------------------
BALANCES AT JUNE 30, 1995 (1)                                       15,795       158       13,502      14,400        28,060

Public offering, net of offering costs of $1,532                     1,912        19       18,971           -        18,990
Employee stock purchases and options exercised                         672         7        1,241           -         1,248
Acquisition                                                             24         -          100           -           100
Sale of common stock by merged companies                                 -         -           36           -            36
Tax benefit from exercise of stock options                               -         -        2,643           -         2,643
Termination of S corporation tax status of merged company                -         -          736        (736)            -
Compensation expense related to stock options                            -         -           19           -            19
Net income                                                               -         -            -      10,007        10,007
Distributions by merged company                                          -         -            -      (1,684)       (1,684)
                                                                    -----------------------------------------------------------
BALANCES AT JUNE 30, 1996 (1)                                       18,403       184       37,248      21,987        59,419

Public offering, net of offering costs of $1,390                       610         6       16,921           -        16,927
Employee stock purchases and options exercised                         716         7        3,323           -         3,330
Acquisitions                                                            93         1        2,568           -         2,569
Sale of common stock by merged companies                                 -         -           77           -            77
Tax benefit from exercise of stock options                               -         -        6,366           -         6,366
Termination of S corporation tax status of merged company                -         -        2,041      (2,041)            -
Compensation expense related to stock and stock options                  1         -           62           -            62
Net income                                                               -         -            -      14,625        14,625
Distributions by merged company                                          -         -            -        (839)         (839)
                                                                    -----------------------------------------------------------
Balances at June 30, 1997                                           19,823      $198      $68,606     $33,732      $102,536
                                                                    -----------------------------------------------------------
                                                                    -----------------------------------------------------------


(1)  Restated for poolings of interests through June 30, 1997 - See Note 2.

See accompanying notes to consolidated financial statements.

                          CIBER, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    YEARS ENDED JUNE 30, 1995, 1996 AND 1997


IN THOUSANDS                                                        1995(1)        1996(1)          1997
                                                                    -------        -------        -------
OPERATING ACTIVITIES:

     Net income                                                     $ 5,205        $10,007        $14,625
     Adjustments to reconcile net income to net cash
       provided by operating activities:
         Depreciation and amortization                                1,998          2,649          4,526
         Deferred income taxes                                          342         (1,224)          (811)
         Compensation expense related to stock and stock options         19             19             62
         Changes in operating assets and liabilities,
           net of the effect of acquisitions:
             Accounts receivable                                     (8,211)        (9,331)       (10,867)
             Other current and long-term assets                        (598)          (531)        (1,356)
             Trade payables                                             523            (58)            28
             Accrued compensation                                     1,810            432          1,433
             Other accrued expenses and liabilities                     667          1,035            216
             Income taxes payable                                       637          1,449          3,561
                                                                    -------        -------        -------
               Net cash provided by operating activities              2,392          4,447         11,417
                                                                    -------        -------        -------

 INVESTING ACTIVITIES:
     Acquisitions, net of cash acquired                              (4,948)        (1,725)       (19,290)
     Purchases of property and equipment                             (1,009)        (1,845)        (3,094)
     Sales of short-term investments                                  1,140              -              -
                                                                    -------        -------        -------
               Net cash used in investing activities                 (4,817)        (3,570)       (22,384)
                                                                    -------        -------        -------

 FINANCING ACTIVITIES:
     Proceeds from sales of common stock, net                           223         20,274         20,334
     Net borrowings (payments) on bank lines of credit                4,131         (5,800)        (1,900)
     Payments on notes payable                                          (55)          (110)        (1,096)
     Distributions by merged company                                   (187)        (1,684)          (839)
                                                                    -------        -------        -------
               Net cash provided by financing activities              4,112         12,680         16,499
                                                                    -------        -------        -------

               Net increase in cash and cash equivalents              1,687         13,557          5,532
 Cash and cash equivalents, beginning of year                         2,221          3,908         17,465
                                                                    -------        -------        -------
 Cash and cash equivalents, end of year                             $ 3,908        $17,465        $22,997
                                                                    -------        -------        -------
                                                                    -------        -------        -------


(1)  Restated for poolings of interests through June 30, 1997 - See Note 2.

  See accompanying notes to consolidated financial statements.

                          CIBER, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          JUNE 30, 1995, 1996 AND 1997

(1)  NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) NATURE OF OPERATIONS

CIBER, Inc. and Subsidiaries ("CIBER" or the "Company") is a nationwide provider of information technology consulting services, including application software staff supplementation, management consulting for "business/IT" problems, package software implementation services, system life-cycle project responsibility, millennium date change conversion services, and networking procurement and engineering services. At June 30, 1997, CIBER had approximately 2,750 consultants operating out of over 50 branch offices in over 20 states plus Canada.

The Company's CIBER Information Services ("CIS") Division provides application software development and maintenance services and, through its CIBR2000 Division, millenium date change solutions. The CIBER Solutions Consulting Group ("SCG") is comprised of the Company's wholly-owned subsidiaries, Spectrum Technology Group, Inc. ("Spectrum"), Business Information Technology, Inc. ("BIT") and CIBER Network Services, Inc. ("CNSI"). Spectrum provides information technology consulting solutions to business problems, specifically in the areas of data warehousing, data modeling and enterprise architecture, as well as project management and systems integration services. BIT specializes in the implementation and integration of human resource and financial software application products, plus workflow automation and manufacturing/distribution
software systems, primarily for client/server networks.   A substantial portion
of BIT's revenues are derived from assisting clients implementing PeopleSoft,
Inc. software.   CNSI provides a wide range of local-area and wide-area network solutions, from design and procurement to installation and maintenance with services including Internet and intranet connectivity.

(b) PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated.

(c) CASH EQUIVALENTS

All highly liquid investments purchased with a maturity of three months or less are considered to be cash equivalents. Cash equivalents consist of money market funds and investment grade commercial paper.

(d) INVENTORIES

Inventories consist of computer networking equipment and supplies and are stated at the lower of cost or market using the first-in, first-out method.

(e) PROPERTY AND EQUIPMENT

Property and equipment, which consists primarily of equipment and furniture, is stated at cost. Depreciation is computed using the straight-line and accelerated methods over the estimated useful lives, ranging primarily from five to seven years. Depreciation expense was $603,000, $854,000 and $1,756,000 for the years ended June 30, 1995, 1996 and 1997, respectively.

(f) INTANGIBLE ASSETS

Intangible assets consist of goodwill, client lists, noncompete agreements, and software license costs. Goodwill is amortized over 12 to 15 years. Client lists are amortized over the estimated useful lives ranging from two to eight years. Noncompete agreements and software license costs are amortized over the terms of the contracts that range from one to six years. Amortization is recorded using the straight-line method.

                          CIBER, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

Intangible assets are reviewed for impairment when events indicate the carrying
amount of intangible assets may not be recoverable.   Impairments would be
considered to exist when the estimated non-discounted future cash flows expected to result from the use of the intangible asset are less than the carrying amount of the asset. Impairment, if any, will be measured based on forecasted future discounted operating cash flows.

(g) REVENUE RECOGNITION

The Company recognizes revenue as services are rendered and as product is shipped. Product revenues were $12,206,000 for the year ended June 30, 1997. Revenues also include reimbursable expenses directly incurred in providing services to clients, that totaled $3,896,000, $4,610,000 and $5,906,000 for the years ended June 30, 1995, 1996 and 1997, respectively.

(h) INCOME TAXES

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A tax benefit or expense is recognized for the net change in the deferred tax asset or liability during the period. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

Certain companies, which have merged with CIBER in business combinations accounted for as poolings of interests, had elected S corporation status for U.S. federal income tax purposes, and therefore, were generally not subject to income taxes. Accordingly, no income tax expense is included in the historical consolidated financial statements for the operations of these companies prior to their merger with CIBER. The related net deferred tax liability of these companies at the date of their merger with CIBER has been recorded as income tax expense. Specifically, prior to their merger with CIBER, Spectrum, Technical Support Group, Inc. ("TSG"), Practical Business Solutions, Inc. ("PBSI") and Spencer & Spencer Systems, Inc. ("SSSI") were S corporations. Spectrum had elected S corporation status during the quarter ended December 31, 1995, and as a result, income tax expense for the quarter ended December 31, 1995 includes a one-time tax benefit of $818,000, resulting from the elimination of Spectrum's net deferred tax liability. Thereafter, no provision for income taxes is included in the consolidated financial statements for the operations of Spectrum prior to its merger with CIBER. Upon the mergers of Spectrum and TSG with CIBER, CIBER recorded one-time income tax expense charges of $1,202,000 and $515,000, respectively, to record the net deferred tax liability of Spectrum and TSG at the respective merger dates. See note 1(i).

(i) PRO FORMA NET INCOME

To properly reflect the Company's pro forma net income, the net income of Spectrum, TSG, PBSI, and SSSI prior to their merger with CIBER, which was not subject to income taxes because of their S corporation status, has been tax effected and included in the pro forma adjustment to income tax expense in the accompanying consolidated statements of operations. This adjustment was computed as if these merged companies had been taxable entities subject to federal and state income taxes for all periods prior to their merger with CIBER at the marginal rates applicable in such periods.

                          CIBER, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

In addition, the pro forma adjustment to income tax expense for the years ended June 30, 1995, 1996 and 1997 has been effected to exclude income tax expense of $284,000, $475,000, and $1,717,000, respectively, representing the one-time income tax expense resulting from the termination of the S corporation status of these companies. Also, the pro forma adjustment to income tax expense for the year ended June 30, 1996 has been effected to exclude the income tax benefit of $818,000 resulting from Spectrum's conversion to an S corporation.

(j) PRO FORMA INCOME PER SHARE

Pro forma income per share is computed on the basis of the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares of 1,954,000, 1,709,000 and 1,333,000 in fiscal 1995, 1996 and 1997, respectively, consist of stock options, determined using the treasury stock method. The shares and the options issued in connection with business combinations accounted for as poolings of interests have been treated as if they had been issued and outstanding for all periods prior to the merger.

(k) STOCK-BASED COMPENSATION

The Company accounts for stock-based compensation in accordance with the provisions of Accounting Principles Board Opinion 25, and related interpretations ("APB 25"). The Company uses the intrinsic value-based method for measuring stock-based compensation cost which measures compensation cost as the excess, if any, of the quoted market price of CIBER common stock at the grant date over the amount the employee must pay for the stock. CIBER generally grants stock options at fair market value at the date of grant.

In fiscal 1997, the Company adopted Statement of Financial Accounting Standards No. 123 ("SFAS 123") which allows entities to continue to apply the provisions of APB 25 and to provide pro forma disclosures of net income and income per share as if the fair-value based method defined in SFAS 123 had been applied. The pro forma disclosures required by SFAS 123 are included in Note 8.

(l) ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(m) FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of the Company's financial instruments approximate their carrying amounts due to the relatively short periods to maturity of the instruments and/or variable interest rates of the instruments which approximate current market rates.

(n) RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform with the current year presentation.

                          CIBER, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

(2)  POOLINGS OF INTERESTS

From July 1, 1996 through June 30, 1997, the following companies have merged with CIBER in business combinations accounted for as poolings of interests ("mergers"). Accordingly, the Company's financial statements have been restated for all periods prior to the respective merger to include the results of operations, financial position, and cash flows of the merged companies.

TECHNICAL SUPPORT GROUP, INC. - On November 27, 1996, the Company issued 370,376 shares of its common stock and assumed all of TSG's liabilities in exchange for all of the assets of TSG. TSG, located in Chicago, Illinois, provided consulting services similar to the CIS Division of CIBER.

TECHNOLOGY MANAGEMENT GROUP, INC. ("TMG") - On November 26, 1996, the Company issued 242,179 shares of its common stock and granted options for 163,007 shares of the Company's common stock (at an aggregate exercise price of $547,000) in exchange for all of the outstanding shares of common stock and the cancellation of options of TMG. The CIBER stock options replaced existing TMG stock options. TMG, located in Seattle, Washington, provided consulting services similar to the CIS Division of CIBER.

SPECTRUM TECHNOLOGY GROUP, INC. - On September 3, 1996, the Company issued 853,116 shares of its common stock in exchange for all of the outstanding common stock of Spectrum. Spectrum is located in Somerville, New Jersey.

Revenues, net income and pro forma net income of CIBER and of TSG, TMG and Spectrum collectively, prior to their merger with CIBER, and on a combined basis were (in thousands):

                                                      TSG,
                                                    TMG AND
                                      CIBER         SPECTRUM       COMBINED
                                     --------       --------       --------
 Six months ended December 31, 1996
   (unaudited) (1)
       Revenues                      $102,467        $11,283       $113,750
       Net income/(loss)                4,700           (517)         4,183
       Pro forma net income             4,700            791          5,491
 Year Ended June 30, 1996
       Revenues                      $156,873        $30,780       $187,653
       Net income                       8,142          1,865         10,007
       Pro forma net income             8,531            697          9,228
 Year Ended June 30, 1995
       Revenues                      $120,151        $23,694       $143,845
       Net income                       4,175          1,030          5,205
       Pro forma net income             4,296            796          5,092


(1) Information for TSG, TMG and Spectrum, collectively, is through the date of the mergers.

In fiscal 1997, the Company incurred merger costs of $1,218,000 in connection with the mergers of TSG, TMG and Spectrum.

In May 1996, the Company issued 959,035 shares of its common stock and stock options to purchase 72,185 shares of common stock in connection with the merger of PBSI with CIBER. In fiscal 1995, the Company issued 2,024,796 shares of its common stock and stock options to purchase 134,268 shares of common stock in connection with the mergers of BIT and SSSI with CIBER.

                          CIBER, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

(3)  ACQUISITIONS

From July 1, 1994 through June 30, 1997, CIBER made certain asset purchases, or "acquisitions", as set forth below. Each of these acquisitions has been accounted for under the purchase method of accounting for business combinations and accordingly, the accompanying consolidated financial statements include the results of operations of each acquired business since the date of acquisition.

DAVIS, THOMAS & ASSOCIATES, INC. ("DTA") - On March 14, 1997 the Company acquired the business operations and certain assets of DTA for $13.5 million, consisting of $13.2 million in cash and the assumption of $339,000 of liabilities. The Company has recorded goodwill of $13.1 million related to this acquisition, which will be amortized over 15 years. DTA, with offices in Minneapolis, Minnesota and Chicago, Illinois provided services similar to CIBER. The Minneapolis office has become part of the Company's CIS division while the Chicago office has become part of the Company's subsidiary, CIBER Network Services, Inc. Had the acquisition of DTA occurred at the beginning of the respective periods, revenues for the years ended June 30, 1996 and 1997 would have been increased by approximately $12.9 million and $9.0 million, respectively. The effects on pro forma net income and pro forma income per share would not have been material.

CIBER NETWORK SERVICES, INC. ("CNSI") - On December 2, 1996, the Company acquired CNSI, which was majority owned by certain officers of the Company, for consideration of $3.7 million, consisting of 68,631 shares of the Company's common stock and $1.2 million in cash. In addition, the Company assumed net liabilities of $772,000, resulting in a total purchase price of $4.5 million. Additionally, the terms of purchase provide for contingent consideration of up to $2.6 million if CNSI achieves certain performance objectives in each of the 12 month periods ending October 31, 1997, 1998 and 1999. Any contingent consideration earned will be payable at the sellers' option in the Company's common stock, at the then prevailing market price, or in cash. At June 30, 1997, the Company believes that the contingent consideration for the period ended October 31, 1997 will be earned, and therefore has recorded additional goodwill and an accrued liability of $1.2 million. The Company has recorded goodwill of $5.7 million, which is being amortized over 15 years. Any additional contingent consideration paid will be accounted for as additional goodwill. For income tax purposes, this acquisition was a non-taxable
transaction.   Had the acquisition of CNSI occurred at the beginning of the respective periods, revenues would have been increased by approximately $18.3 million and $8.1 million, for the year ended June 30, 1996 and 1997, respectively. The effects on pro forma net income and pro forma income per share would not have been material.

BUSINESS SYSTEMS DEVELOPMENT DIVISION - In July 1996, the Company acquired certain assets, liabilities and all of the business operations of the Business Systems Development division of DataFocus, Inc., Fairfax, Virginia, a subsidiary of KTI, Inc. The aggregate purchase price was $5.0 million, of which $4.8 million has been allocated to goodwill and $229,000 has been allocated to other net assets. This operation is now part of Spectrum and provides Microsoft technology based computer software consulting services. The effects on revenues, pro forma net income and pro forma income per share would not have been material.

OASYS, INC. - In March 1996, the Company acquired certain assets and all of the business operations of Oasys, Inc., located near Columbus, Ohio , for
$769,000 in cash.   The Company recorded goodwill of $740,000 related to this
acquisition. In addition, if the operations acquired achieve certain levels of revenue, the Company would be required to pay through December 31, 1998, additional cash consideration to the former owners. The Company would record such additional consideration paid, if any, as additional goodwill. At December 31, 1996, the Company paid additional consideration of $45,000 related to the acquisition.

MINNESOTA BRANCH - In September 1995, the Company acquired certain assets and liabilities and all of the business operations of the Rochester, Minnesota branch office of Broadway & Seymour, Inc. The consideration paid for this acquisition was $956,000 in cash and the assumption of $16,000 of net liabilities. The Company recorded goodwill of $972,000 related to this acquisition.

                          CIBER, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


INTERFACE SYSTEMS, INC. ("ISI") - In January 1995, the Company acquired certain assets and all of the business operations of ISI, located in Holmdel, NJ. The consideration for the acquisition was $3.4 million. In addition, if the operations acquired achieve certain levels of income, the Company would be required to pay annually through December 31, 1997, additional consideration in the form of shares of common stock to the former owners. The Company would record such additional consideration paid, if any, as additional goodwill.

(4)  INTANGIBLE ASSETS

Intangible assets consist of the following at June 30, 1996 and 1997 (in thousands):

                                        1996           1997
                                     --------        -------

      Goodwill                       $  7,687        $31,255
      Client lists                      6,801          6,801
      Noncompete agreements             1,360          2,144
      Software license costs              255            255
                                     --------        -------
                                       16,103         40,455
      Less accumulated amortization    (3,302)        (6,072)
                                     --------        -------
                                      $12,801        $34,383
                                     --------        -------
                                     --------        -------


(5)  REVOLVING LINES OF CREDIT

The Company has a $20 million revolving line of credit with a bank. Outstanding borrowings bear interest at the three month London Interbank Offered Rate ("LIBOR") plus 2%. Borrowings are unsecured. The credit agreement requires a commitment fee of 0.225% per annum on any unused portion of the line of credit up to $15 million. The credit agreement expires in December 1997. The terms and conditions of the credit agreement include several covenants, including those whereby the Company agrees to the maintenance of a certain tangible net worth and debt service coverage ratios among other things. Amounts advanced under the line of credit can be used to consummate an acquisition and may be required by the bank to be converted into a five-year term note payable in equal amounts of interest and principal; in such event, the line of credit would be reduced by the amount of the term note.

The Company's subsidiary, CNSI, also has a $3.0 million inventory financing line of credit with AT&T Capital Corporation. This line of credit expires in October 1997 and is secured by certain assets of the Company. CNSI purchases inventory from various vendors who obtain payment directly from AT&T Capital Corporation. CNSI then pays AT&T Capital Corporation within 30 days of invoice. Amounts outstanding under this line of credit, which totaled $940,000 at June 30, 1997, are included in accounts payable on the Company's balance sheet.

                          CIBER, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

(6)  LEASES

The Company has several noncancelable operating leases for office space. Rental expense for operating leases totaled $1,911,000, $2,007,000 and $2,834,000 for the years ended June 30, 1995, 1996 and 1997, respectively.

Future minimum lease payments as of June 30, 1997 are (in thousands):

        Year ending June 30:
          1998                             $ 3,200
          1999                               3,018
          2000                               2,216
          2001                               1,622
          2002                               1,256
          Thereafter                           179
                                           -------
            Total minimum lease payments   $11,491
                                           -------
                                           -------

(7)  INCOME TAXES

Income tax expense (benefit) for the years ended June 30, 1995, 1996 and 1997 consists of the following (in thousands):

                                   1995      1996      1997
                                  ------    ------   -------
 Current:
     Federal                      $2,555    $5,249   $10,413
     State and local                 355       921     2,023
     Foreign                          59       110       474
                                  ------    ------   -------
                                   2,969     6,280    12,910
                                  ------    ------   -------
 Deferred:
     Federal                         300    (1,030)     (679)
     State and local                  42      (194)     (132)
                                  ------    ------   -------
                                     342    (1,224)     (811)
                                  ------    ------   -------
          Income tax expense      $3,311    $5,056   $12,099
                                  ------    ------   -------
                                  ------    ------   -------

                          CIBER, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

Income tax expense differs from the amounts computed by applying the statutory U.S. federal income tax rate (34% for the years ended June 30, 1995 and 1996 and 35% for the year ended June 30, 1997) to income before income taxes as a result of the following (in thousands):

                                                                               1995     1996      1997
                                                                              ------   ------   -------
Tax at federal statutory rate                                                 $2,895   $5,121   $ 9,353
Increase (decrease) in income taxes resulting from:
    State and local income taxes, net of federal income tax benefit              258      568     1,073
    Nondeductible merger costs                                                   236       38       383
    Termination of S corporation status of merged companies, including
      state income taxes, net of federal income tax benefit                      284      475     1,717
    Conversion of merged company to an S corporation                                -     (818)        -
      S corporation income of merged companies                                  (295)    (380)     (443)
    Other                                                                        (67)      52        16
                                                                              ------   ------   -------
         Income tax expense                                                   $3,311   $5,056   $12,099
                                                                              ------   ------   -------
                                                                              ------   ------   -------

Effective tax rate                                                             38.9%    33.6%     45.3%
                                                                              ------   ------   -------
                                                                              ------   ------   -------

TAX BENEFIT OF STOCK OPTIONS EXERCISED - For the years ended June 30, 1996 and 1997, the Company recognized $2,643,000 and $6,366,000, respectively, as a direct increase to additional paid-in capital for the income tax benefit resulting from the exercise of stock options by employees. At June 30, 1996 and 1997, the Company has recorded $1,043,000 and $4,929,000, respectively, as a deferred tax asset, for the portion of the income tax benefit resulting from the exercise of stock options in the current fiscal year that will reduce income taxes payable in the following fiscal year.

The components of the net deferred tax asset or liability at June 30, 1996 and 1997 are as follows (in thousands):

                                                                           1996           1997
                                                                          ------        -------
Deferred tax assets:
     Intangible assets, due to differences in amortization periods        $   458       $ 1,112
     Accounts payable                                                         186           176
     Accrued expenses, not currently tax deductible                           536         1,373
     Future tax benefit of stock options exercised                          1,043         4,929
     Other                                                                      -           102
                                                                          -------       -------
                                                                            2,223         7,692
Deferred tax liabilities:
   Accounts receivable                                                     (1,815)       (2,420)
                                                                          -------       -------
          Net deferred tax asset                                          $   408       $ 5,272
                                                                          -------       -------
                                                                          -------       -------
Balance sheet classification of net deferred tax asset (liability):

Deferred tax asset-current                                                $   417       $ 4,160
Deferred tax asset-long term                                                  458         1,112
Deferred tax liability-current                                               (467)            -
                                                                          -------       -------
          Net deferred tax asset                                          $   408       $ 5,272
                                                                          -------       -------
                                                                          -------       -------

Deferred taxes related to accounts payable and accounts receivable are primarily related to certain merged companies utilizing the cash basis of accounting for income tax purposes prior to their merger with CIBER.

                          CIBER, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

Based on its evaluation of current and anticipated future taxable income, the Company believes sufficient taxable income will be generated to realize the benefit of the deferred tax assets.

(8)  STOCK PURCHASE AND STOCK OPTION PLANS

The Company has five stock-based compensation plans, which are described below.

EMPLOYEE STOCK PURCHASE PLAN - The Company has a stock purchase plan that allows eligible employees to purchase, through payroll deductions, shares of the Company's common stock at 85% of the fair market value at specified dates. Up to 1,000,000 shares of common stock may be issued under the Employee Stock Purchase Plan. During the years ended June 30, 1995, 1996 and 1997 employees purchased 16,880, 90,268 and 89,720 shares of common stock, respectively.

1989 STOCK OPTION PLAN - The Company established a stock option plan in 1989 that was discontinued during fiscal 1994. The options are 100% vested as of July 1, 1995 and are subject to certain restrictions. The options expire twenty years after the date of grant through 2013.

EMPLOYEES' STOCK OPTION PLAN - The Company has a stock option plan for employees and up to 2,000,000 shares of the Company's common stock are authorized for issuance under this plan. The plan administrators may grant to officers, employees and consultants, restricted stock, stock options, performance bonuses or any combination thereof. The number and nature of awards granted is determined by the compensation committee of the Board of Directors. Options become exercisable as determined at the date of grant by the Board of Directors and expire within 10 years from the date of grant. No portion of an option may vest before six months after the date of grant.

DIRECTORS' STOCK OPTION PLAN - The Company established in fiscal 1995, a stock option plan for non-employee directors. Up to 100,000 shares of the Company's common stock are authorized for issuance under this plan. Such stock options are non-discretionary and granted annually at the fair market value of the Company's common stock on the date of grant. The number of options granted annually is fixed by the plan. Options expire 10 years from the date of grant.

DIRECTORS' STOCK COMPENSATION PLAN - The Company established in fiscal 1997, a stock compensation plan for non-employee directors. Up to 25,000 shares of the Company's common stock are authorized for issuance under this plan. Under this plan, each non-employee director is issued shares for their attendance at each meeting of the Company's Board of Directors. The number of shares issued is based on the quoted price of the Company's common stock immediately prior to the date of the applicable meeting. During the year ended June 30, 1997, the Company issued 832 shares of common stock under this plan.

At June 30, 1997, there were 3,531,000 shares of common stock reserved for future issuance under the Company's stock-based compensation plans. At June 30, 1997, the Company had 700,320 shares of common stock available for future option grants under its stock option plans.

                          CIBER, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

The Company applies APB Opinion 25 in accounting for its stock-based compensation plans. The compensation cost that has been charged against income for these plans for the years ended June 30, 1995, 1996 and 1997 was $19,000, $19,000, and $62,000, respectively. Had the Company determined compensation cost for its stock-based compensation plans based on the fair-value at the grant date, as calculated in accordance with SFAS 123, the Company's net income, pro forma net income, and pro forma income per share for the years ended June 30, 1996 and 1997, would have been reduced to the pro forma amounts indicated below (in thousands, except per share data):

                                                        1996      1997
                                                       -------   -------
          Net income                    As reported    $10,007   $14,625
                                        Pro forma        9,130    12,420

          Pro forma net income          As reported      9,228    15,933
                                        Pro forma        8,351    13,728

          Pro forma income per share    As reported        .48       .78
                                        Pro forma          .44       .68

The affect of applying SFAS 123 in this disclosure may not be indicative of the affect on reported net income for future years. SFAS 123 does not apply to options granted prior to July 1, 1995 and additional option grants are anticipated in future years.

The fair value of options at the date of grant was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions:

                                               1996          1997
                                             -------        -------
          Expected life                      5 years        5 years
          Risk free interest rate               6.1%           6.3%
          Expected volatility                    50%            50%
          Dividend yield                          0%             0%

A summary of the status of the Company's stock option plans as of June 30, 1995, 1996 and 1997, and changes during the years ending on those dates is presented below (shares in thousands):

                                         1995                1996                1997
                                  ------------------   ------------------   -----------------
                                            WEIGHTED             WEIGHTED            WEIGHTED
                                            AVERAGE              AVERAGE              AVERAGE
                                            EXERCISE             EXERCISE            EXERCISE
                                  SHARES      PRICE    SHARES     PRICE     SHARES     PRICE
                                  ------    --------   ------    --------   ------   --------
Outstanding at beginning of year   2,340      $1.11     2,369     $1.29      2,203     $3.31
Granted                              132       4.42       415     11.31        526     24.48
Exercised                            (85)      0.71      (580)     0.78       (626)     2.51
Canceled                             (18)      4.38        (1)    16.38       (100)    16.87
                                   -----                -----                -----
Outstanding at end of year         2,369      $1.29     2,203     $3.31      2,003     $8.43
                                   -----                -----                -----
                                   -----                -----                -----

Options exercisable at year end    2,018                1,552                1,108
                                   -----                -----                -----
                                   -----                -----                -----


The weighted average fair value of options granted during fiscal 1996 and 1997 were $5.73 and $12.85, respectively.

                          CIBER, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

A summary of the range of exercise prices and the weighted-average contractual life of outstanding stock options at June 30, 1997, is as follows (shares in thousands):

                                                  WEIGHTED
                     NUMBER        WEIGHTED        AVERAGE         NUMBER         WEIGHTED
   RANGE OF       OUTSTANDING      AVERAGE        REMAINING     EXERCISABLE       AVERAGE
EXERCISE PRICES  JUNE 30, 1997  EXERCISE PRICE   LIFE (YEARS)  JUNE 30, 1997   EXERCISE PRICE
---------------------------------------------------------------------------------------------
$ 0.01 - $ 4.00        977         $  0.63           12.5            904          $  0.68
  4.17 -   8.88        469            6.57            7.4            181             5.78
 11.25 -  22.00        421           21.14            9.0             23            17.02
 25.25 -  38.00        136           31.57            9.5              -                -
---------------------------------------------------------------------------------------------
$ 0.01 - $38.00      2,003         $  8.43           10.4          1,108          $  1.85
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------


(9)  RELATED PARTY TRANSACTIONS

Prior to the acquisition of CNSI on December 2, 1996 (see note 3), CNSI was 85%
owned by certain officers of the Company.   These officers and their families
received $1,159,000 in cash and 54,498 shares of CIBER common stock as consideration for their ownership interests in CNSI. Additionally, the terms of purchase provide for contingent consideration of up to $2.6 million, of which $1.2 million has been accrued for at June 30, 1997, if CNSI achieves certain performance objectives in each of the 12 month periods ending October 31, 1997, 1998 and 1999. Any additional consideration will be payable in cash or CIBER common stock, The Company also repaid approximately $898,000 to the Company's Chairman and members of his family for outstanding obligations owed to them by CNSI.

Certain officers of the Company also guaranteed CNSI's $3.0 million inventory financing line of credit (see note 5), which had an outstanding balance of approximately $1.1 million at December 2, 1996. These personal guarantees were released upon the acquisition of CNSI. In addition, CNSI had a $2.5 million bank line of credit, with an outstanding balance of $1.9 million at December 2, 1996, that was guaranteed by the Company's Chairman. Upon the acquisition of CNSI, the Company repaid and canceled this bank line of credit and the personal guarantee of the Chairman was released.

During the years ended June 30, 1995 and 1996 and for the period from July 1, 1996 to December 2, 1996, CIBER purchased from CNSI several local area networks and various computer equipment and software for approximately $268,000, $923,000 and $558,000, respectively. In addition, from January 1994 to November 1996, the Company provided accounting and other administrative services to CNSI at a monthly charge of $2,500.

(10)  401(k) SAVINGS PLAN AND OTHER RETIREMENT PLANS

The Company has a savings plan under Section 401(k) of the Internal Revenue Code. Company contributions are determined based on the employee's completed years of service, the employee's contribution and the Company's matching contribution percentage. In addition, certain companies which have merged with CIBER in business combinations accounted for as poolings of interests also have had defined contribution retirement plans.

The Company recorded expense of approximately $764,000, $1,196,000 and $1,580,000 for the years ended June 30, 1995, 1996 and 1997, respectively, related to these plans.

                          CIBER, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

(11)  BUSINESS AND CREDIT CONCENTRATIONS

The Company's clients are located principally throughout the United States. Its revenue and accounts receivable are concentrated with large companies in several industries. The Company's largest client accounted for 9%, 11% and 7% of total revenues for the years ended June 30, 1995, 1996 and 1997, respectively. In addition, the Company's five largest clients accounted for, in the aggregate, 22%, 26% and 22% of the Company's total revenues for the years ended June 30, 1995, 1996 and 1997, respectively. The Company has a policy to regularly monitor the creditworthiness of its clients and generally does not require collateral. Historically, the Company has not had the need to provide for material uncollectible amounts. Through BIT, the Company has a concentration of revenues related to clients purchasing software from PeopleSoft, Inc. ("PeopleSoft"). Approximately 12%, 14% and 12% of the Company's total revenues for the years ended June 30, 1995, 1996 and 1997, respectively, were generated from over 100 clients implementing PeopleSoft software.

The Company also has concentrations of credit risk in cash and cash equivalents, which are invested in high quality financial institutions or companies.

(12)  SUPPLEMENTAL STATEMENT OF CASH FLOW INFORMATION

Supplemental statement of cash flow information for the years ended June 30, 1995, 1996 and 1997 is as follows (in thousands):

                                                                                    1995     1996       1997
                                                                                   ------   ------    -------
Noncash investing and financing activities:
   Cash paid for acquisitions:
        Fair value of assets acquired                                              $3,350   $1,750    $28,899
        Liabilities assumed                                                             -      (25)    (5,965)
        Common stock issued in connection with acquisitions                             -        -     (2,469)
        Accrued acquisition costs payable                                               -        -     (1,175)
        Payment of acquisition costs payable                                        1,598        -          -
                                                                                   ------   ------    -------
            Cash paid for acquisitions                                             $4,948   $1,725    $19,290
                                                                                   ------   ------    -------
                                                                                   ------   ------    -------
    Issuance of common stock in satisfaction of acquisition costs payable          $  100   $  100     $  100
    Decrease in liabilities due to reversal of deferred compensation liability     $   86        -          -
Cash paid for interest                                                             $  293   $  219          -
Cash paid for income taxes                                                         $1,948   $4,751   $  8,738


(13)  SUBSEQUENT EVENTS

Subsequent to June 30, 1997, the Company completed the following two business combinations:

(a) KCM COMPUTER CONSULTING, INC. ("KCM") - On July 18, 1997, KCM merged with CIBER in a business combination to be accounted for as a pooling of interests. The Company issued 430,850 shares of its common stock in exchange for all of the
outstanding common stock of KCM.   KCM, located in Calverton, Maryland, provides
consulting services similar to the CIS Division of CIBER. The effects of this merger on the Company's revenues, pro forma net income and pro forma income per share would not have been material. As a result, management does not intend to restate the Company's historical financial statements for this business combination.

                          CIBER, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

(b) SOFTWAREXPRESS, INC. D/B/A RELIANT INTEGRATION SERVICES, INC. ("RELIANT") - On August 21, 1997, Reliant merged with CIBER in a business combination to be accounted for as a pooling of interests. The Company issued 591,638 shares of its common stock and assumed all of Reliant's liabilities in exchange for all of the assets of Reliant. Reliant, located in Menlo Park, California, provides network integration services and equipment. The accompanying consolidated financial statements have not been restated for the Reliant merger. The Company's consolidated financial statements issued in the future will be restated to include the results of operations, financial position, and cash flows of Reliant. Reliant had revenues (unaudited) of approximately $32 million, $30 million and $36 million during the years ended June 30, 1995, 1996 and 1997, respectively. The effects of this merger on the Company's pro forma net income and pro forma income per share is not expected to be material.

(14)  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The following table sets forth certain statements of operations data for each of the quarters indicated below and, in the opinion of management, contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation thereof. The first and second quarters of fiscal 1997 and fourth quarter 1996 include merger costs of $622,000, $596,000 and $901,000, respectively, related to poolings of interests (see note 2). All information has been restated for pooling of interest business combinations through June 30, 1997.


                                         FIRST    SECOND     THIRD    FOURTH
  IN THOUSANDS, EXCEPT PER SHARE DATA   QUARTER   QUARTER   QUARTER   QUARTER    TOTAL
                                        -------   -------   -------   -------   --------
  YEAR ENDED JUNE 30, 1997
    Revenues                            $54,030   $59,720   $69,651   $78,873   $262,274
    Operating income                      4,407     4,516     7,913     8,942     25,778
    Net income                            1,794     2,389     4,882     5,560     14,625
    Pro forma net income                  2,682     2,809     4,882     5,560     15,933
    Pro forma income per share            $0.14     $0.14     $0.24     $0.27      $0.78

  YEAR ENDED JUNE 30, 1996
    Revenues                            $41,943   $43,066   $48,291   $54,353   $187,653
    Operating income                      3,306     3,135     3,978     4,140     14,559
    Net income                            2,023     2,942     2,781     2,261     10,007
    Pro forma net income                  1,963     1,979     2,583     2,703      9,228
    Pro forma income per share            $0.11     $0.10     $0.13     $0.14      $0.48


                                 CIBER, INC.
                       5251 DTC Parkway, Suite 1400
                         Englewood, Colorado 80111

The undersigned hereby appoints Bobby G. Stevenson and Mac J. Slingerlend, or either of them, with full power of substitution, as attorneys-in-fact, agents and proxies (the "Proxies") to vote on behalf of the undersigned all shares of common stock, $.01 par value, of CIBER, Inc. (the "Company"), that the undersigned is entitled to vote at the 1997 Annual Meeting of Shareholders (the "Meeting"), to be held at the Hyatt Regency Tech Center, 7800 East Tufts Avenue, Denver, Colorado, on Thursday, October 23, 1997, at 10:00 a.m., and at any and all adjournments thereof, as follows:

1. The election as director of the following nominees in the Classes specified:
   Bobby G. Stevenson -- Class III and Richard A. Montoni -- Class III.
   INSTRUCTIONS: To withhold your vote for any individual nominee, strike out the nominee's or nominees' name(s) above.
              / /  FOR         / /  AGAINST          / /  ABSTAIN

2. The increase in the number of shares of Common Stock reserved for issuance pursuant to the Company's Equity Incentive Plan from 2,000,000 to 4,000,000.
              / /  FOR         / /  AGAINST          / /  ABSTAIN

3. The ratification of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending June 30, 1998.
              / /  FOR         / /  AGAINST          / /  ABSTAIN

4. In their discretion, such Proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournments thereof.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL OF THE
                           ABOVE LISTED PROPOSITIONS.



--------------------------------------------------------------------------------


THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSITIONS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE PROXIES IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.
Should the undersigned be present and elect to vote at the Meeting, or at any adjournments thereof, and after notification to the Secretary of the Company at the Meeting of the shareholder's decision to terminate this proxy, the power of the Proxies shall be deemed terminated and of no further force and effect. The undersigned may also revoke this proxy by filing a subsequently dated proxy or by notifying the Secretary of the Company of his or her decision to terminate this proxy prior to the final tabulation of the votes. The undersigned acknowledges receipt from the Company prior to the execution of this proxy of the Notice of the Meeting and a Proxy Statement dated September 19, 1997.


                                        Dated:__________________________, 1997

                                        ______________________________________

                                        ______________________________________

                                        Please sign exactly as your name
                                        appears on this Proxy card. When
                                        signing as attorney, executor,
                                        administrator, trustee or guardian,
                                        please give your full title. If
                                        shares are held jointly, each holder
                                        should sign.

              PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY
                 IN THE ENCLOSED POSTAGE PREPARED ENVELOPE.

          / / Please check here if you plan to attend the Meeting.